Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

FIFTH THIRD BANK, an Ohio banking corporation, as Agent

THE FINANCIAL INSTITUTIONS

FROM TIME TO TIME A PARTY HERETO,

as Lenders

OMNI ENERGY SERVICES CORP.

and

CERTAIN SUBSIDIARIES OF OMNI ENERGY SERVICES CORP. A PARTY HERETO,

as the Credit Parties

dated as of April 23, 2008

FIFTH THIRD BANK, an Ohio banking corporation,

as Lead Arranger and Sole Book Runner

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SECTION 36.	WAIVER OF JURY TRIAL; OTHER WAIVERS	80

SECTION 37.	AMENDMENT AND RESTATEMENT	81

SECTION 38.	RELEASE	81

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EXHIBITS

EXHIBIT A	—	Business and Collateral Locations

EXHIBIT B	—	Compliance Certificate

EXHIBIT C	—	Commercial Tort Claims

EXHIBIT D	—	Form of Assignment and Acceptance Agreement

EXHIBIT E	—	Borrowing Base Certificate

SCHEDULES

SCHEDULE I	—	SUBSIDIARY BORROWERS

SCHEDULE 1	—	PERMITTED LIENS

SCHEDULE 11(G)	—	LITIGATION

SCHEDULE 11(I)	—	AFFILIATE TRANSACTIONS

SCHEDULE 11(J)	—	NAMES & TRADE NAMES

SCHEDULE 11(K)	—	MOTOR VEHICLES

SCHEDULE 11(N)	—	INDEBTEDNESS

SCHEDULE 11(P)	—	PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 11(W)	—	ACQUISITION AGREEMENT

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made as of 23rd day of April, 2008 by and among (i) FIFTH THIRD BANK, an Ohio banking corporation (in its individual capacity, “Fifth Third Bank”), having an office at Fifth Third Center, 38 Fountain Square Plaza, MD 109047, Cincinnati, Ohio 45263, as agent (in such capacity as agent, “Agent”) for the lenders from time to time a party hereto (“Lenders”), (ii) all other Lenders, (iii) OMNI ENERGY SERVICES CORP., a Louisiana corporation, having its principal place of business at 4500 N.E. Evangeline Thruway, Carencro, Louisiana 70520 (“OMNI”), (iv) each Subsidiary of OMNI listed on Schedule I attached hereto, each having its principal place of business as set forth adjacent to its name on Schedule I attached hereto (each being a “Subsidiary Borrower” and collectively, the “Subsidiary Borrowers”) (OMNI and the Subsidiary Borrowers are collectively referred to as “Initial Borrowers” and are each an “Initial Borrower”) and (v) the other Credit Parties signatory hereto.

W  I  T  N  E  S  S  E  T  H  :

WHEREAS, OMNI, certain of the other Credit Parties, General Electric Capital Corporation (“GECC”), as agent and a lender and other Persons signatory thereto as lenders entered into that certain Credit Agreement dated as of May 18, 2005 (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time, the “GECC Credit Agreement”);

WHEREAS, pursuant to that certain Assignment Agreement dated as of December 9, 2005, GECC assigned all of its right, title and interest under the GECC Credit Agreement and the loans thereunder and collateral securing such loans to ORIX Finance Corp., a Delaware corporation (“ORIX”);

WHEREAS, OMNI, certain of the other Credit Parties, ORIX, as agent and a lender, and other Persons signatory thereto as lenders entered into those certain Second Amended and Restated Credit Agreements, each dated on or about November 1, 2006 (said Credit Agreements, as amended, restated, extended or amended and restated from time to time, collectively, the “ORIX Credit Agreement”);

WHEREAS, pursuant to one or more assignments and other agreements, ORIX assigned all of its right, title and interest under the ORIX Credit Agreement and the loans thereunder and the collateral securing such loans to LaSalle Business Credit, LLC, a Delaware limited liability company (“LaSalle”);

WHEREAS, certain of the Credit Parties entered into that certain Loan and Security Agreement dated February 28, 2007, by and among certain of such Credit Parties (the “Existing Credit Parties”), LaSalle, as agent and a lender and other parties signatory thereto, pursuant to which, among other things, LaSalle and the other lenders party thereto provided secured loans to the borrowers named therein up to an aggregate principal amount of $64,500,000 and the parties thereto restated in its entirety the ORIX Credit Agreement (as amended, restated, extended or amended and restated from time to time, the “Existing Agreement”);

WHEREAS, Agent, on behalf of itself and the other Lenders, and Lenders have acquired the rights and interests of LaSalle and the other lenders under and party to the Existing Agreement and the Existing Loan Documents pursuant to one or more assignments of all of ORIX’s rights under the Existing Loan Documents;

WHEREAS, the Credit Parties desire to jointly and severally assume all existing obligations and liabilities of the Existing Credit Parties under the Existing Loan Documents pursuant to their joinder and execution of this Agreement;

WHEREAS, the parties hereto desire to amend, restate and modify in its entirety, but not extinguish, the Existing Agreement as provided herein, and, in furtherance of the foregoing, Borrowers may, from time to time, request Loans from Agent and Lenders, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Agent and Lenders, shall be made;

NOW, THEREFORE, in consideration of any and all Loans (including any and all Loans by renewal or extension) hereafter made to a Borrower by Agent and/or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Credit Parties, the parties agree as follows:

SECTION 1. DEFINITIONS.

“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds”, “Supporting Obligations” and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time.

“Acquisition Documents” shall mean the Acquisition Agreement and all other agreements, certificates and instruments executed in connection therewith.

“Affiliate” shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, a Credit Party, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of a Credit Party, or (iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by a Credit Party.

“Applicable Margin” shall mean, from the date hereof until the date of the first adjustment described below, the rate per annum equal (i) with respect to the Term A Loans that are Base Rate Loans, .75%, (ii) with respect to the Term A Loans that are LIBOR Rate Loans, 2.25%, (iii) with respect to DD Term Loans that are Base Rate Loans, 1.00%, (iv) with respect to DD Term Loans that are LIBOR Rate Loans, 2.50%, (v) with respect to Revolving Loans that are Base Rate Loans, .50%, (vi) with respect to Revolving Loans that are LIBOR Rate Loans, 2.00%, (vii) with respect to standby Letters of Credit, 2.00%, and (viii) with respect to documentary Letters of Credit, 2.00%, and thereafter, a rate per annum determined by reference to the following grid:

LEVEL	LEVERAGE RATIO	REVOLVING LOANS			TERM A LOANS		DD TERM LOANS			STAND-BY LETTERS OF CREDIT	DOCUMENTARY LETTERS OF CREDIT
		Base Rate Loans	LIBOR Rate Loans	Commitment Fee	Base Rate Loans	LIBOR Rate Loans	Base Rate Loans	LIBOR Rate Loans	Commitment Fee
I	Greater than or equal to 2.00	1.00%	2.50%	0.40%	1.25%	2.75%	1.50%	3.00%	0.50%	2.50%	2.50%
II	Equal to or greater than 1.50 but less than 2.00	0.75%	2.25%	0.35%	1.00%	2.50%	1.25%	2.75%	0.50%	2.25%	2.25%
III	Equal to or greater than 1.00 but less than 1.50	0.50%	2.00%	0.30%	0.75%	2.25%	1.00%	2.50%	0.50%	2.00%	2.00%
IV	Less than 1.00	0.25%	1.75%	0.25%	0.50%	2.00%	0.75%	2.25%	0.50%	1.75%	1.75%

Adjustments, if any, in the Applicable Margin shall be implemented quarterly (commencing with the fiscal quarter beginning July 1, 2008), on a prospective basis, as of the date of delivery to Agent of a compliance certificate for the most recently ended fiscal quarter in the form attached hereto as Exhibit B showing the Leverage Ratio, provided that any decrease in the Applicable Margin may not be implemented if an Event of Default exists (including, without limitation, if non-compliance with subsection 14(b) exists) on the date such adjustment would otherwise become effective (instead the Applicable Margin shall continue unchanged until the next adjustment date when no Event of Default is continuing, provided that the Default Rate may be assessed during such time). Failure to timely deliver such compliance certificate shall, in addition to any other remedy provided for in this Agreement (including, without limitation, imposing the Default Rate), result in an increase in the Applicable Margin to the highest level set forth in the foregoing grid, until the first day of the next quarter following the delivery of a compliance certificate demonstrating that such an increase is not required.

If, as a result of any restatement of or other adjustment to the financial statements of a Borrower or for any other reason, Agent determines that (a) the Leverage Ratio as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Agent promptly on demand by Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, Agent shall have no obligation to repay any interest or fees to Borrowers; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses form one period to another period or any similar reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.

“Approved Electronic Form” shall have the meaning in Section 32 hereof.

“Approved Electronic Form Notice” shall have the meaning in Section 32 hereof.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean a properly executed assignment and acceptance substantially in the form of Exhibit D or any other similar form approved by the Agent.

“Availability Reserve” shall mean a reserve in the amount of $5,000,000 to be maintained until the consummation of the Target Acquisition on such terms and conditions as are satisfactory to Agent and the delivery of appraisals in form and substance reasonably satisfactory to Agent with respect to the Equipment to be acquired pursuant to the Target Acquisition.

“Bankruptcy Code” shall have the meaning in subsection 19(b) hereof.

“Base Rate” means for any day the greater of: (i) the rate of interest announced by the Agent from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Agent’s best or lowest rate) and (ii) the sum of (x) the Federal Funds Rate, plus (y) 1/2 of 1%.

“Base Rate Loans” shall mean the Loans bearing interest with reference to the Base Rate.

“Borrowers” shall mean collectively Initial Borrowers plus any other Person from time to time joining as a “Borrower” hereunder pursuant to an amendment to this Agreement, and “Borrower” shall mean any of them.

“Borrowing Base Certificate” means the certificate in the form of Exhibit E hereto, or in such other form acceptable to the Agent, to be delivered to the Agent pursuant to subsection 9(a) hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or (i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Cincinnati, Ohio are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Cincinnati, Ohio are required or permitted to close.

“BSA” shall have the meaning in subsection 12(k) hereof.

“Capital Adequacy Charge” shall have the meaning in subsection 4(c)(v) hereof.

“Capital Adequacy Demand” shall have the meaning in subsection 4(c)(v) hereof.

“Capital Expenditures” shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrowers and their Subsidiaries during such period that are required by generally accepted accounting principles, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) (collectively, “Fixed Assets”) on the balance sheet of Borrowers and their Subsidiaries, less the net cash proceeds of the Borrowers and their Subsidiaries received during such period from the sale of any Fixed Assets that are replaced with similar like-kind Fixed Assets within thirty (30) days of the date of such sale, net of reasonable direct costs and taxes paid as a direct result of such sale. (For purposes of clarity, in no event shall Eligible Inventory constitute Fixed Assets under this definition.)

“Cash Dividend Payment” shall have the meaning in subsection 13(e) hereof.

“Closing Document List” shall have the meaning in subsection 17(a) hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” shall mean all of the property of each Credit Party described in Section 5 hereof, together with all other personal property (other than motor vehicles that are subject to Permitted Liens, but only so long as they are subject to such Permitted Liens) and all other real property of any Credit Party or any other Person now or hereafter pledged to Agent, for the benefit of Agent and Lenders, to secure, either directly or indirectly, repayment of any of the Liabilities.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Commitment” shall mean, for purposes of this Agreement and of certain of the Subordination Agreements, any obligation of a Lender to from time to time advance funds under this Agreement or an Other Agreement or to from time to time issue or provide assistance or other credit enhancements in connection with the issuance of a Letter of Credit under this Agreement.

“Credit Party” shall mean, individually, a Borrower or a Subsidiary of OMNI from time to time party to this Agreement and the Other Agreements, and “Credit Parties” shall mean, collectively, the Borrowers and the Subsidiaries of OMNI from time to time party to this Agreement and the Other Agreements.

“DD Term Loan Commitment” shall mean, with respect to any Lender, the maximum amount of DD Term Loans which such Lender has agreed to make, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or any Assignment and Acceptance Agreement executed by such Lender.

“DD Term Loan Exposure” shall mean, with respect to any Lender, as of any date of determination, the outstanding principal amount of the DD Term Loan of such Lender; provided, at any time prior to the funding or the expiration of the entire DD Term Loan Commitment, the DD Term Loan Exposure of any Lender shall be equal to such Lender’s DD Term Loan Commitment.

“DD Term Loans” shall have the meaning specified in subsection 2(c) hereof.

“Default Rate” shall have the meaning in subsection 4(a)(iii) hereof.

“Defaulting Lender” shall have the meaning set forth in subsection 2(a) hereof.

“Disproportionate Advance” shall have the meaning in subsection 2(a) hereof.

“EBITDA” shall mean, with respect to any period, Borrowers’ and their Subsidiaries’ net income after taxes for such period (excluding (i) any gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business), (ii) other after-tax extraordinary gains or losses and (iii) any net income after taxes of Industrial Lift for any period ending on or before April 30, 2008), plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges (including, but not limited to, non-cash stock compensation expense and amortization of debt costs) or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis plus an amount equal to (i) with respect to the measurement period ending June 30, 2008, $6,387,086, (ii) with respect to the measurement period ending September 30, 2008, $4,470,960, (iii) with respect to the measurement period ending December 31, 2008, $2,554,834, (iv) with respect to the measurement period ending March 31, 2009, $638,709, and (v) with respect to any measurement period ending thereafter, $0; provided that, any computation of EBITDA for any period ending on or before March 31, 2008, shall include an addition to Borrowers’ and their Subsidiaries’ net income after taxes for such period of up to $4,000,000 for non-cash losses recognized by Preheat, Inc. as a result of the Monosep Litigation; provided further that, such net income after taxes shall be reduced during any period or periods when Preheat, Inc. realizes any such loss.

“Electronic Form” shall have the meaning in subsection 32 hereof.

“Eligible Account” shall mean an Account owing to a Borrower which is acceptable to Agent in its Permitted Discretion (provided that Agent shall give Borrowers written notice of any eligibility criteria established by Agent and not set forth herein). Without limiting Agent’s discretion, Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(i) it is genuine and in all respects what it purports to be;

(ii) it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Agent or assign it to Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii) it arises from (A) the performance of services by such Borrower in the ordinary course of such Borrower’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by such Borrower in the ordinary course of such Borrower’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) such Borrower has possession of, or such Borrower has delivered to Agent (at Agent’s request) shipping and delivery receipts evidencing delivery of such Goods;

(iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within ninety (90) days after the date of the invoice and does not remain unpaid ninety (90) days past the invoice date thereof; provided, however, that (A) if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible and (B) if (x) an Account would otherwise constitute an Eligible Account but for the fact that an invoice has not been issued for the Account, (y) with respect to all such Accounts, the aggregate balance of such Accounts does not exceed $6,000,000 and (z) such Account has not been outstanding more than ten (10) days with respect to an Account generated by OMNI or more than thirty-five (35) days with respect to an Account generated by any other Borrower, then all such Accounts satisfying the conditions of this clause (B) shall be not ineligible under this paragraph solely because an invoice has not been issued on such Account;

(v) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and it shall not be an Eligible Account to the extent of (x) any setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, (y) any claim by such Account Debtor denying liability thereunder in whole or in part and (z) any amount owing to a subcontractor who is not an employee of Borrower and who provided Goods or services for a Borrower that have not been paid in full;

(vi) it does not represent a progress billing, is not a contra account and is not otherwise contingent upon the applicable Borrower’s completion of any further performance; provided however that, if (A) an Account would otherwise constitute an Eligible Account but for the fact that it relates to the lease of equipment billed in advance, (B) with respect to all such Accounts, the aggregate balance of such Accounts does not exceed $6,000,000 and (C) such Account is not billed more than one month in advance, then all such Accounts shall not be ineligible under this paragraph solely because such Accounts have been billed in advance;

(vii) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(viii) the Account Debtor thereunder is not a director, officer, employee or agent of a Borrower, or a Subsidiary, Parent or Affiliate;

(ix) it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless such Borrower assigns its right to payment of such Account to Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(x) it is not an Account with respect to which the Account Debtor is located in a state which requires such Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) such Borrower has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Borrower at its election; or (z) such Borrower has proven, to Agent’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(xi) the Account Debtor is located within the United States of America;

(xii) it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xiii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of such Borrower contained in this Agreement;

(xiv) the Account Debtor thereunder has neither commenced a voluntary case under any insolvency law nor made an assignment for the benefit of creditors; a decree or order for relief has not been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any insolvency law, and no other petition or application for relief under any insolvency law has been filed against such Account Debtor and not been dismissed or withdrawn; and further, such Account Debtor has not failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has not consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a substantial portion of its assets or affairs;

(xv) it is not an Account which, when added to a particular Account Debtor’s other indebtedness to such Borrower, exceeds a credit limit determined by Agent in its Permitted Discretion for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xv) shall be Eligible Accounts to the extent of such credit limit), provided that Agent shall give Borrowers written notice of any such credit limit; and

(xvi) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Agent in its Permitted Discretion.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Credit Party or any Credit Party’s Affiliates.

“Eligible Inventory” shall mean Inventory of Industrial Lift which is acceptable to Agent in its Permitted Discretion (provided that Agent shall give Borrowers written notice of any eligibility criteria established by Agent and not set forth herein). Without limiting Agent’s discretion, Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

(i) it is owned by Industrial Lift, Industrial Lift has the right to subject it to a security interest in favor of Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii) it is located on one of the premises listed on Exhibit A attached hereto (or other locations of which Agent has been advised in writing pursuant to subsection 12(b)(i) hereof); such locations are within the United States and the representations and warranties under subsection 11(k) are true with respect to such location; and it is not in transit;

(iii) if held for sale, it is (except as Agent may otherwise consent in writing) new and unused and free from defects which would, in Agent’s sole determination determined in its Permitted Discretion, affect its market value;

(iv) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Agent has given its prior written approval and such Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Agent, in form and substance acceptable to Agent, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Agent shall require;

(v) Agent has determined in good faith, in accordance with Agent’s customary business practices, that it is not unacceptable due to age, type, category or quantity; and

(vi) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of such Borrower contained in this Agreement.

“Eligible Spare Parts Inventory” shall mean Inventory of a Borrower constituting spare parts and which is acceptable to Agent in its Permitted Discretion (provided that Agent shall give Borrowers written notice of any eligibility criteria established by Agent and not set forth herein). Without limiting Agent’s discretion, Agent shall, in general, consider Inventory to be Eligible Spare Parts Inventory if it meets, and so long as it continues to meet, the following requirements:

(i) it is owned by such Borrower, such Borrower has the right to subject it to a security interest in favor of Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(ii) it is located on one of the premises listed on Exhibit A attached hereto (or other locations of which Agent has been advised in writing pursuant to subsection 12(b)(i) hereof); such locations are within the United States and the representations and warranties under subsection 11(k) are true with respect to such location; and it is not in transit;

(iii) if held for sale or lease or furnishing under contracts of service, it is (except as Agent may otherwise consent in writing) new and unused and free from defects which would, in Agent’s sole determination determined in its Permitted Discretion, affect its market value;

(iv) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Agent has given its prior written approval and such Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Agent, in form and substance acceptable to Agent, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Agent shall require;

(v) Agent has determined in good faith, in accordance with Agent’s customary business practices, that it is not unacceptable due to age, type, category or quantity; and

(vi) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue; or (B) which violates any of the covenants of such Borrower contained in this Agreement.

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to a Credit Party’s business or facilities owned or operated by a Credit Party, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equipment” shall have the meaning assigned to such term in the Illinois Uniform Commercial Code, as the same may be in effect from time to time, except that such term shall not include that certain Bell 222U helicopter owned by OMNI, registration number N911EC bearing serial number 47505.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“Event of Default” shall have the meaning specified in Section 15 hereof.

“Excess Availability” shall mean, as of any date of determination by Agent, the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations and (ii) the Revolving Loan Limit less the sum of the outstanding Revolving Loans and Letter of Credit Obligations, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than sixty (60) days after the agreed upon due date between OMNI and the vendor, all taxes due and payable as of the close of business on such date are treated as additional Revolving Loans outstanding on such date.

“Existing Agreement” shall have the meaning set forth in the recitals hereto.

“Existing Credit Parties” shall have the meaning set forth in the recitals hereto.

“Existing Loan Documents” shall mean the Existing Agreement, all agreements under which Agent or Lenders has or have succeeded to the rights of LaSalle or the rights of any of LaSalle’s predecessors in interest and that are referenced or described in each of those certain Agreement Regarding Transitional Matters entered into among the Existing Credit Parties, LaSalle, Agent and Lenders dated as of the date hereof and all other agreements, instruments and documents, including without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, subordination agreements, blocked account or deposit account agreements, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now executed by or on behalf of an Existing Credit Parties or any other Person and delivered to LaSalle and/or any other lender (or any of LaSalle’s or any such lender’s predecessors in interest) under or in connection with the Existing Agreement or to any parent, affiliate or subsidiary of LaSalle and/or any other lender (or any of LaSalle’s or any such lender’s predecessors in interest) under or in connection with the Existing Agreement in connection with the liabilities or the transactions contemplated thereby, as each of the same may be amended, modified or supplemented from time to time.

“Existing Subordination Agreements” shall mean, collectively, (i) the subordination agreement in favor of ORIX, as agent, made by the holders of the Preheat Seller Notes, dated as of February 9, 2006; (ii) the subordination agreement in favor of ORIX, as agent, made by the holders of the Rig Seller Notes, dated as of November 1, 2006; (iii) the subordination and intercreditor agreement in favor of GECC, as agent, made by, among other Persons, Provident Premier Master Fund, Ltd., dated as of May 18, 2005, as each of the same may be amended, modified or supplemented from time to time; (iv) the subordination agreement in favor of LaSalle, as agent, made by the holder of the Cypress Seller Note dated as of February 28, 2007; (v) the subordination agreement in favor of LaSalle, as agent, made by the holders of the BMJ Seller Notes, dated as of February 28, 2007; (vi) the subordination agreement in favor of LaSalle, as agent, made by the holder of the Bailey Operating Note dated as of May 31, 2007; (vii) the subordination agreement in favor of LaSalle, as agent, made by the holders of the B.E.G. Liquid Mud Notes dated January 18, 2008; and (viii) the subordination agreement in favor of LaSalle, as Agent, made by Jeff W. Elmore dated February 28, 2007.

“Federal Funds Rate” means for any day the rate determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m. (Cincinnati time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for sale to the Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Agent for which such rate is being determined.

“Fee Letter” shall mean the fee letter between OMNI and Agent dated March 20, 2008, as it may be amended, restated or extended from time to time.

“Financed Equipment” shall mean Equipment plus all Goods that a Credit Party leases or provides in connection with a Master Services Agreement.

“Fiscal Year” shall mean each twelve (12) month accounting period of Credit Parties, which ends on December 31st of each year.

“Fixed Charge Coverage Ratio” shall mean, for Borrowers and their Subsidiaries on a consolidated basis, at any date of determination, the ratio of (a) EBITDA minus (i) unfinanced Capital Expenditures and (ii) income taxes paid in cash, to (b) Fixed Charges, in each case for the twelve (12) month measurement period taken as one accounting period.

“Fixed Charges” shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all indebtedness of Borrowers and their Subsidiaries (excluding any payments on indebtedness owed to AICCO, Inc., its successors and assigns, and any and all lenders refinancing such indebtedness on terms and conditions acceptable to the Agent in its Permitted Discretion, all in connection with the financing of insurance premiums to the extent that such payments are included in the measurement of EBITDA), on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all capitalized lease obligations of Borrowers and their Subsidiaries, on a consolidated basis, plus scheduled payments of interest during the applicable period with respect to all indebtedness of Borrowers and their Subsidiaries, on a consolidated basis, for borrowed money including capital lease obligations, plus all Cash Dividend Payments during the applicable period, plus all payments owing by Borrowers pursuant to an Interest Rate Agreement for the applicable period and minus all payments owing to Borrowers pursuant to an Interest Rate Agreement.

“Foreign Subsidiary” shall mean any Subsidiary that is not organized under the laws of the United States or any political subdivision thereof.

“Fraudulent Conveyance” shall have the meaning in subsection 19(b) hereof.

“Funds Transfer and Deposit Account Liability” means the liability of any Borrower or any of its Subsidiaries owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of any Borrower and/or any Subsidiary now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to any such Borrower or any such Subsidiary by any of such Lenders or their Affiliates.

“GECC” shall have the meaning set forth in the recitals hereto.

“GECC Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

“Headquarters Property” shall mean OMNI’s real property commonly known as 4500, 4506, 4512 and 4524 N.E. Evangeline Thruway, Carencro, Louisiana 70520 and any and all other real property owned by OMNI adjacent thereto.

“Inactive Subsidiary” shall mean each of Omni Energia Mexicana, Omni International Energy Services, Ltd., American Aviation L.L.C., Omni Energy Services – Alaska, Inc., Hamilton Drill Tech, Inc., and Gulf Coast Resources, Inc.

“Indemnified Party” shall have the meaning specified in Section 25 hereof.

“Industrial Lift Sellers” shall mean Jimmie L. Ortego and Ruth Ortego.

“Interest Period” shall have the meaning specified in subsection 4(a)(ii) hereof.

“Interest Rate Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Borrowers, (ii) approved by Agent, and (iii) not for speculative purposes, pursuant to which the effective interest rate under this Agreement with respect to not less than $25,000,000 of the Term A Loan shall be effectively limited to an interest per annum acceptable to Agent for a period of at least three years.

“Interim Advance” shall have the meaning in subsection 2(a) hereof.

“Inventory” shall have the meaning assigned to such term in the Illinois Uniform Commercial Code, as the same may be in effect from time to time, except that such term shall not include that certain Bell 222U helicopter owned by OMNI, registration number N911EC bearing serial number 47505.

“Klug Litigation” shall mean the lawsuit G. Darcy Klug vs. Dennis R. Sciotto, et al., United States District Court, Western District of Louisiana (Lafayette Division), No. 6:07-cv-02149-TLM-CMH, and all related legal proceedings.

“LaSalle” shall have the meaning set forth in the recitals hereto.

“Letter of Credit” shall mean any Letter of Credit issued on behalf of any Borrower in accordance with this Agreement.

“Letter of Credit Obligations” shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

“Leverage Ratio” shall mean, for Borrowers and their subsidiaries on a consolidated basis, the ratio of the aggregate indebtedness for borrowed money (including capitalized leases) outstanding (including, without limitation, all indebtedness under this Agreement and the Subordinated Loan Documents) and the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder, in each case, as of the date of calculation, to EBITDA for the twelve (12) most recently completed calendar months preceding the determination date taken as one accounting period.

“Liabilities” shall mean any and all obligations, liabilities and indebtedness of Credit Parties (or any of them) to Agent and each Lender (including, without limitation, any and all Funds Transfer and Deposit Account Liabilities, and any obligations or indebtedness under any Interest Rate Agreement in which Agent or a Lender is the counterparty) or to any parent, affiliate or subsidiary of Agent and each Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, whether arising or existing under written or oral agreement or by operation of law and whether arising before or after the commencement of any insolvency proceeding.

“LIBOR Rate” shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to (a) the offered rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in United States dollars for a period equal to such Interest Period as displayed on Reuters Screen LIBOR01 Page (or such other authoritative source as selected by Agent in its sole discretion) as of 11:00 a.m. (London time) two (2) Business Days (or three (3) Business Days if banks in London, England were not open and dealing in offshore United States Dollars on such second preceding Business Day) prior to the first day of such Interest Period divided by (b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required to be maintained by Agent by the Board of Governors of the Federal Reserve System. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

“LIBOR Rate Loans” shall mean the Loans bearing interest with reference to the LIBOR Rate.

“Loans” shall mean all loans and advances made by Agent and/or Lenders to or on behalf of Borrowers hereunder.

“Lock Box” and “Lock Box Account” shall have the meanings specified in subsection 8(a) hereof.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, assets, prospects, operations or condition, financial or otherwise, of a Person.

“Master Services Agreement” shall mean an agreement under which a Borrower leases certain of its Goods to its customers in the ordinary course of its business.

“Maximum DD Term Loan Limit” shall mean Fifteen Million and No/100 Dollars ($15,000,000).

“Maximum Loan Limit” shall mean Ninety Million and No/100 Dollars ($90,000,000).

“Maximum Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

“Monosep Litigation” shall mean the lawsuit Monosep Systems L.L.C. vs Preheat, Inc., 15th Judicial District, Lafayette Parish, Louisiana, Docket No. 2005.3328 and all related legal proceedings.

“OFAC” shall have the meaning in subsection 12(k) hereof.

“Offshore” shall mean located on or over lands that constitute the Outer Continental Shelf of the United States of America.

“ORIX” shall have the meaning set forth in the recitals hereto.

“ORIX Credit Agreement” shall have the meaning set forth in the recitals hereto.

“Other Agreements” shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, the Fee Letter, the Existing Loan Documents, the Post Closing Letter and the guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of a Credit Party or any other Person and delivered to Agent and/or any Lender or to any parent, affiliate or subsidiary of Agent and/or any Lender in connection with the Liabilities or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

“Parent” shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of a Credit Party and, if a Credit Party is a partnership, the general partner of such Credit Party.

“Payroll Account” shall mean, collectively, those deposit accounts designated on Schedule A, Exhibit D attached hereto as a “payroll acct”.

“PBGC” shall have the meaning specified in subsection 12(b)(v) hereof.

“Permitted Acquisition” shall mean any acquisition by a Credit Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the capital stock or other equity interests of, or a business line or unit or a division of, any Person; provided,

(i) Credit Parties shall have delivered to Agent and Lenders an information packet with respect to such proposed acquisition at least thirty (30) days prior to the date upon which such Credit Party intends to consummate such proposed acquisition, which information packet shall include, but shall not be limited to, (A) a description of the Persons party to such proposed acquisition, (B) a description of the structure and material terms of such proposed acquisition, (C) any and all historical financial statements of any Person to be acquired by Credit Parties in such proposed acquisition, (D) a revised budget for Credit Parties for the Fiscal Year in which the proposed acquisition is to occur, as well as revised pro forma financial projections for Credit Parties, and (E) such other information related to the proposed acquisition as shall have been requested by Agent in its Permitted Discretion;

(ii) any earn-out, holdback or similar obligation must have an ascertainable maximum dollar amount reasonably acceptable to Agent;

(iii) Credit Parties shall have delivered evidence that it is acquiring the assets or equity interests free and clear of all liens (other than Permitted Liens) to Agent’s satisfaction;

(iv) Credit Parties shall have delivered all documents or agreements requested by Agent to perfect Agent’s, for the benefit of itself and the Lenders, lien and security interest on all such assets or equity interests acquired or formed by such acquisition, and, if requested by Agent, Credit Parties shall deliver a written legal opinion of counsel to such Person addressed to Agent, for the benefit of itself and the Lenders, in form and substance satisfactory to Agent in its Permitted Discretion and its counsel;

(v) the total cash consideration for all Permitted Acquisitions shall not exceed $15,000,000 in the aggregate during the term of this Agreement;

(vi) immediately before and after giving effect thereto, no Event of Default or event that with the passage of time or notice or both would become an Event of Default shall have occurred and be continuing or would result therefrom;

(vii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(viii) in the case of the acquisition of capital stock or other equity interests, all of the capital stock or other equity interests acquired or otherwise issued by such Person or any newly formed Subsidiary of a Credit Party in connection with such acquisition shall be owned 100% by a Credit Party, and Credit Parties shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of a Credit Party, all actions required under Section 13(d) with respect to the formation of a new Subsidiary;

(ix) Credit Parties shall be in compliance with the financial covenants set forth in Section 14 on a pro forma basis after giving effect to such acquisition as of the last day of the fiscal quarter most recently ended;

(x) any Person or assets or division as acquired in accordance herewith (x) shall be in same business or lines of business in which Credit Parties are engaged as of the date hereof and (y) shall have generated positive cash flow for the four quarter period most recently ended prior to the date of such acquisition;

(xi) the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired; and

(xii) before and after giving effect to the acquisition, Credit Parties shall have Excess Availability of not less than $5,000,000;

“Permitted Discretion” shall mean a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Liens” shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which the applicable Credit Party has maintained adequate reserves; (ii) liens and security interests in favor of Agent; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on a Credit Party’s ability to use such real property for its intended purpose in connection with such Credit Party’s business; (iv) liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (v) liens and security interests in favor of a Subordinated Lender so long as such liens and security interests are fully subordinated pursuant to the applicable Subordination Agreement to the liens and security interests in favor of Agent; (vi) liens set forth on Schedule 1 hereto; (vii) liens specifically permitted by Agent in writing; (viii) involuntary liens securing amounts less than $100,000 and which are released or for which a bond acceptable to Agent in its Permitted Discretion has been posted within ten (10) days of its creation; and (ix) the judgment lien against Trussco, Inc. in favor of Dunhill Resources Inc. for the amount of $15,708, as evidenced by the abstract of judgment filed in Lafayette Parish, Louisiana on November 15, 2005, but only to the extent that the holder of such judgment has not commenced the execution or enforcement of such judgment (provided that the existence of such judgment as a Permitted Lien under this paragraph shall not prevent Agent from establishing reserves from time to time under this Agreement against the Revolving Loan Limit on account of such judgment).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Plan” shall have the meaning specified in subsection 12(b)(v) hereof.

“Post Closing Letter” shall mean that certain letter agreement dated as of the date hereof among Agent and Borrowers with respect to the delivery of certain matters on a post-closing basis, as it may be amended, restated or extended from time to time.

“Pre-Settlement Determination Date” shall have the meaning specified in Section 18 hereof.

“Pro Rata Share” shall mean (i) with respect to all payments, computations and other matters relating to the Term A Loan Commitment or the Term A Loan of any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places) obtained by dividing (a) the Term A Loan Exposure of that Lender, by (b) the aggregate Term A Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the DD Term Loan Commitment or DD Term Loans of any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places) obtained by dividing (a) the DD Term Loan Exposure of that Lender, by (b) the aggregate DD Term Loan Exposure of all Lenders and (iii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or Revolving Loans of any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places) obtained by dividing (a) the Revolving Loan Exposure of that Lender, by (b) the aggregate Revolving Loan Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” shall mean at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places), the numerator of which shall be the sum of the Revolving Loan Commitment, Term A Loan Commitment, and DD Term Loan Commitment of such Lender at such time and the denominator of which shall be the Maximum Loan Limit at such time, or if the Revolving Loan Commitments, the Term A Loan Commitments or the DD Term Loan Commitments have been terminated, the fraction (expressed as a percentage in no more than nine (9) decimal places), held by such Lender (including through participation interests) in the aggregate amount of credit outstanding as a result of such terminated commitments.

“Raymond James Account” shall mean the deposit account described on Schedule A, Exhibit D attached hereto as “Raymond James”.

“Register” shall have the meaning in subsection 21(e) hereof.

“Regulatory Change” shall have the meaning in subsection 4(b)(iii) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, financial advisors and consultants of such Person and of such Person’s Affiliates.

“Requisite Lenders” shall mean, at any time, Lenders having Pro Rata Shares aggregating at least sixty-six and 2/3rds percent (66.67%) at such time.

“Reuters Screen LIBOR01 Page” shall mean the display designated as the “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for United States dollar deposits).

“Revolving Loan Commitment” shall mean, with respect to any Lender, the maximum amount of Revolving Loans which such Lender has agreed to make to Borrowers, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or an Assignment and Acceptance Agreement executed by such Lender.

“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Loan Limit” shall have the meaning specified in subsection 2(a) hereof.

“Revolving Loans” shall have the meaning specified in subsection 2(a) hereof.

“Revolving Loan Termination Date” shall mean April 23, 2013, or such earlier date on which the Revolving Loan Commitments are terminated pursuant to Section 16 or any other provision hereof.

“Secured Hedge Liabilities” shall have the meaning specified in subsection 16(b) hereof.

“Settlement Date” shall have the meaning specified in Section 18 hereof.

“Subordinated Lender” shall mean each of Provident Premier Master Fund, Ltd., Robert H. Rhyne, Jr., Brent Trauth, Jeff W. Elmore, James V. King, Sr. and Paulette B. King, Cypress Consulting Services, Inc. dba Cypress Energy Services, a Texas corporation, and Brian J. Recatto, Lawrence J. Shaw, III, Matthew E. Miller, Bailey Operating, Inc., Dan Kean, Mike Schooler, Kurt Chew, Jimmie L. Ortego, and Ruth Ortego.

“Subordinated Loan” shall mean each of the following loans: (i) the loan in the original principal amount of $1,074,480.09 made by OMNI on May 13, 2005 to Provident Premier Master Fund, Ltd., (ii) the loan in the original principal amount of $2,666,666.66 made by OMNI on February 9, 2006 to Robert H. Rhyne, Jr. and Brent Trauth, (iii) the loan in the original principal amount of $533,333.34 made by OMNI on February 9, 2006 to Robert H. Rhyne, Jr. and Brent Trauth (the loans described in clause (ii) and (iii) hereof being collectively, the “Preheat Seller Notes”), (iv) the loan in the original principal amount of $800,000 made by OMNI on February 9, 2006 to Jeff W. Elmore, (v) loans in the original principal amounts of $2,000,000.00, $1,000,000.00 and $1,000,000.00 made by OMNI, each dated on November 1, 2006 to James V. King, Sr. and Paulette B. King (collectively, the “Rig Seller Notes”), (vi) loan in the original principal amount of $3,000,000.00, made by OMNI on February 28, 2007 to Cypress Consulting Services, Inc. dba Cypress Energy Services, a Texas corporation (the “Cypress Seller Note”), (vii) loans in the original principal amounts of $1,000,000.00, $2,000,000.00 and $2,000,000.00 made by OMNI, each on February 28, 2007 to Brian J. Recatto, Lawrence J. Shaw, III and Matthew E. Miller, respectively (the loans described in this clause (iii) being collectively, the “BMJ Seller Notes”), (viii) loan in the original principal amount of $500,000.00 made by Charles Holston, Inc. on May 31, 2007 to Bailey Operating, Inc. (the “Bailey Operating Note”), (ix) three loans each in the original amount of $1,333,333.33 (for an aggregate of $3,999,999.99) made by OMNI on January 18, 2009 to Dan Kean, Mike Schooler and Kurt Chew (the “B.E.G. Liquid Mud Notes”), and (x) the loans in the original principal amounts of $2,000,000, $1,000,000, and $500,000 made by OMNI, each on or about April 23, 2008, to Jimmie L. Ortego and Ruth Ortego, respectively, and $500,000 note to be issued in escrow to Jimmie and Ruth Ortego (the “Key Employee Note”) (collectively, the “Industrial Lift Seller Notes”).

“Subordinated Loan Documents” shall mean the agreements, instruments and documents, including, without limitation, guaranties, notes, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of a Credit Party or any other Person and delivered to any Subordinated Lender or to any parent, affiliate or subsidiary of any Subordinated Lender in connection with a Subordinated Loan or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

“Subordination Agreement” shall mean a subordination agreement, dated on or about date hereof, entered into among Agent, OMNI and Jimmie L. Ortego and Ruth Ortego, as such Subordination Agreement may be amended, restated or extended from time to time, or an Existing Subordination Agreement, as applicable, and “Subordination Agreements” shall mean collectively all of such Subordination Agreements.

“Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Credit Party, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by a Credit Party or any partnership of which a Credit Party is a general partner.

“Target Acquisition” shall mean the acquisition of all of the issued and outstanding capital stock of Industrial Lift Truck & Equipment, Inc., a Louisiana corporation (“Industrial Lift”), pursuant to the Stock Purchase and Sale Agreement among the Industrial Lift Sellers, Industrial Lift and OMNI dated as of April __, 2008 (the “Acquisition Agreement”).

“Tax” shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Agent or any Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by a Credit Party to Agent or any Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Agent or any Lender.

“Term A Loan” shall have the meaning specified in subsection 2(b) hereof.

“Term A Loan Commitment” shall mean, with respect to any Lender, the maximum amount of the Term A Loan which such Lender has agreed to make, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or on any Assignment and Acceptance Agreement executed by such Lender.

“Term A Loan Exposure” shall mean, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term A Loan of such Lender.

“Term Loans” shall mean, collectively, the Term A Loan and the DD Term Loans.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

SECTION 2. LOANS.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement and the Other Agreements, each Lender, severally and not jointly, agrees to make its Pro Rata Share of revolving loans and advances (the “Revolving Loans”) requested by each Borrower and approved by Agent in its Permitted Discretion, up to such Lender’s Revolving Loan Commitment so long as after giving effect to such Revolving Loans, the sum of the aggregate unpaid principal balance of the Revolving Loans and the Letter of Credit Obligations does not exceed an amount up to the sum of the following sublimits (the “Revolving Loan Limit”):

(i) up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of such Borrower’s business) of Borrowers’ Eligible Accounts; plus

(ii) up to the lesser of (x) fifty percent (50%) of the lower of cost or market value of Industrial Lift’s Eligible Inventory and (y) $1,000,000; plus

(iii) up to the lesser of (x) thirty percent (30%) of the lower of cost or market value of Borrowers’ Eligible Spare Parts Inventory and (y) $250,000; minus

(iv) Availability Reserve and such other reserves as Agent elects, in its Permitted Discretion, to establish from time to time;

provided, that the Revolving Loan Limit shall in no event exceed Twenty-Five Million and No/100 Dollars ($25,000,000) (such result being the “Maximum Revolving Loan Limit”).

The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of the (i) Revolving Loan Limit minus the Letter of Credit Obligations and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceed either the Revolving Loan Limit or the Maximum Revolving Loan Limit, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit, Borrowers shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such excess and Agent shall apply such payment to the Revolving Loans in such order as Agent shall determine in its sole discretion; provided that Agent may, in its sole discretion, permit such excess (the “Interim Advance”) to remain outstanding and continue to advance Revolving Loans to Borrowers on behalf of Lenders without the consent of any Lender for a period of up to thirty (30) calendar days, so long as (i) the amount of the Interim Advances does not exceed at any time Two Million and No/100 Dollars ($2,000,000), (ii) the aggregate outstanding principal balance of the Revolving Loans does not exceed the Maximum Revolving Loan Limit, and (iii) Agent has not been notified by Requisite Lenders to cease making such Revolving Loans. If the Interim Advance is not repaid in full within thirty (30) calendar days of the initial occurrence of the Interim Advance, no future advances may be made to Borrowers without the consent of all Lenders until the Interim Advance is repaid in full.

Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder.

If any Borrower makes a request for a Revolving Loan as provided herein and Agent, in its Permitted Discretion approves such advances Agent, at its option and in its sole discretion, shall do either of the following:

(i) Advance the amount of the proposed Revolving Loan to such Borrower disproportionately (a “Disproportionate Advance”) out of Agent’s own funds on behalf of Lenders, which advance shall be on the same day as such Borrower’s request therefor with respect to Base Rate Loans if such Borrower notifies Agent of such request by 1:00 P.M. (Cincinnati time) on such day, and request settlement in accordance with Section 18 hereof such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or

(ii) Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day Agent is notified or deemed notified by such Borrower of such Borrower’s request for an advance pursuant to this Section 2(a). Each Lender shall remit, to the demand deposit account designated by Borrower (A) with respect to Base Rate Loans, at or prior to 3:00 P.M., Cincinnati time, on the date of notification, if such notification is made before 1:00 P.M., Cincinnati time, or 10:00 A.M., Cincinnati time, on the Business Day immediately succeeding the date of such notification, if such notification is made after 1:00 P.M., Cincinnati time, and (B) with respect to LIBOR Rate Loans, at or prior to 10:30 A.M., Cincinnati time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance.

If and to the extent that a Lender does not settle with Agent as required under this Agreement (a “Defaulting Lender”), Borrowers and Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to a Borrower until the date such amount is repaid to Agent (x) in the case of a Defaulting Lender at the rate published by the Federal Reserve Bank of New York on the next succeeding Business Day as the “Federal Funds Rate” or if no such rate is published for any Business Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by Agent, and (y) in the case of Borrowers, at the interest rate applicable at such time for such Loans; provided, that Borrowers’ obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

Each Borrower hereby authorizes Agent, in its sole discretion, to charge any of such Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements.

A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: the Borrower requesting such Revolving Loan shall give Agent same day notice, no later than 1:00 P.M. (Cincinnati time) for such day, of its request for a Revolving Loan as a Base Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice such Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that a Borrower maintains a controlled disbursement account at Fifth Third Bank, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Base Rate Loan. As an accommodation to Borrowers, Agent may permit telephone requests for Revolving Loans, which the Borrowers shall promptly confirm in writing. Unless a Borrower specifically directs Agent in writing not to accept or act upon telephonic communications from such Borrower, Agent shall have no liability to Borrowers for any loss or damage suffered by a Borrower as a result of Agent’s honoring in good faith of any requests, execution of any instructions or authorizations communicated to it telephonically and Agent shall have no duty to verify the origin of any such communication or the authority of the Person making it.

Each Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each Revolving Loan requested by such Borrower, or deemed to be requested by such Borrower, as follows: the proceeds of each Revolving Loan requested under subsection 2(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from such Borrower, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by such Borrower and Agent from time to time, or elsewhere if pursuant to a written direction from such Borrower.

(b) Term A Loan. Subject to the terms and conditions of this Agreement and the Other Agreements, on the date that the conditions to the initial Loans are satisfied, the “Term Loan” (as defined in the Existing Agreement) held by the lenders under the Existing Agreement shall automatically, and without any action on the part of any Person, be deemed the Term Loan under this Agreement and each Lender severally and not jointly agrees to make a term loan to Borrowers in an amount equal to its Pro Rata Share of Fifty Million and No/100 Dollars ($50,000,000) (the “Term A Loan”), but in any event not in excess of its Term A Loan Commitment. Amounts repaid with respect to the Term A Loan may not be reborrowed.

Any request for the initial advance of the Term A Loan under this Agreement as a LIBOR Rate Loan, shall be made at least three (3) Business Days prior to the date hereof, and the Borrower shall have provided the Agent and the Lenders with a funding indemnity letter in form and substance acceptable to the Agent with respect to such request. The Borrowers hereby irrevocably authorize Agent to disburse the proceeds of the Term A Loan advanced hereunder in lawful money of the United States of America in immediately available funds in accordance with the terms of the written disbursement letter from the Borrowers.

(c) Delayed Draw Term Loans. Subject to the terms and conditions of this Agreement and the Other Agreements, from time to time after the initial Loans are advanced hereunder and before December 31, 2009 (on which date each Lender’s commitment to make any additional loans under this subsection 2(c) shall terminate), each Lender severally and not jointly agrees to make its Pro Rata Share of delayed draw term loans and advances (the “DD Term Loans”) requested by each Borrower and approved by Agent in its Permitted Discretion up to such Lender’s DD Term Loan Commitment, so long as after giving effect to such DD Term Loans, the sum of all DD Term Loans advanced by all Lenders hereunder does not exceed the Maximum DD Term Loan Limit, and each advance of DD Term Loans hereunder shall be in an amount not less than One Million and No/100 Dollars ($1,000,000). Amounts repaid with respect to the DD Term Loans may not be reborrowed.

A request for a DD Term Loan shall be made or shall be deemed to be made, each in the following manner: the Borrower requesting such DD Term Loan shall give Agent same day notice, no later than 1:00 P.M. (Cincinnati time) for such day, of its request for a DD Term Loan as a Base Rate Loan, and at least three (3) Business Days prior notice of its request for a DD Term Loan as a LIBOR Rate Loan, in which notice such Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. As an accommodation to Borrowers, Agent may permit telephone requests for DD Term Loans, which the Borrowers shall promptly confirm in writing. Unless a Borrower specifically directs Agent in writing not to accept or act upon telephonic communications from such Borrower, Agent shall have no liability to Borrowers for any loss or damage suffered by a Borrower as a result of Agent’s honoring in good faith of any requests, execution of any instructions or authorizations communicated to it telephonically and Agent shall have no duty to verify the origin of any such communication or the authority of the Person making it.

Each Borrower hereby irrevocably authorizes Agent to disburse the proceeds of each DD Term Loan requested by such Borrower in lawful money of the United States of America in immediately available funds by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by such Borrower and Agent from time to time, or elsewhere if pursuant to a written direction from such Borrower.

(d) Repayments.

(i) Repayment of Revolving Loans. The Revolving Loans shall be repaid on the Revolving Loan Termination Date

(ii) Repayment of Term A Loan. Commencing with June 30, 2008, the Term A Loan shall be repaid in twenty (20) equal quarterly installments of Two Million and No/100 Dollars ($2,000,000) payable on the last day of each March, June, September and December; provided that any remaining outstanding principal balance of the Term A Loan shall be repaid on April 23, 2013, the final maturity date of the Term A Loan. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

(iii) Repayment of DD Term Loans. Each DD Term Loan shall be repaid in equal quarterly installments on the last day of each March, June, September and December based on a straight line five year amortization schedule; provided that any remaining outstanding principal balance of the DD Term Loans shall be repaid on April 23, 2013, the final maturity date of all DD Term Loans. If any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder.

(iv) Mandatory Prepayments of the Term Loans.

(A) Sales of Assets. Upon receipt of the proceeds of the sale or other disposition of any Equipment or Inventory exceeding $100,000 per item, or if any Inventory or Equipment is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by such Credit Parties to

Agent, for the benefit of Agent and Lenders, as a mandatory prepayment of the Term A Loans and the aggregate DD Term Loans on a pro rata basis with respect to such facilities, such payment to be applied against the remaining installments of principal in the inverse order of their maturities until such Term A Loans and the DD Term Loans, as applicable, are repaid in full, and then against the other Liabilities, as determined by Agent, in its sole discretion. Notwithstanding the foregoing, with respect to all proceeds from sales or other dispositions of Equipment that do not exceed $500,000 in the aggregate in any Fiscal Year, Credit Parties shall deliver such proceeds to Agent and concurrently therewith deliver to Agent written notice and evidence detailing the nature of such proceeds, and upon receipt of such proceeds, Agent shall first apply such proceeds against the outstanding Revolving Loans and thereafter, if Borrowers do not replace such Equipment with similar Equipment having equal or greater market value (as determined by Agent) than the Equipment sold or otherwise disposed of within thirty (30) days of such sale or disposition (or in the case of an involuntary disposition pursuant to which any insurance proceeds have been paid, forty-five (45) days after the receipt of such proceeds) or if an Event of Default occurs before the expiration of that period, Agent shall make a Revolving Loan on Borrowers’ behalf in an amount equal to the portion of such proceeds that has not been re-borrowed pursuant to one or more Revolving Loans to replace such Equipment and shall apply the proceeds of such Revolving Loan against the Term A Loan and the DD Term Loans in accordance with the preceding sentence; provided that, notwithstanding anything to the contrary in this paragraph (A), no Credit Party shall be obligated to make a mandatory prepayment pursuant to this paragraph to the extent that a Credit Party uses the proceeds of any sale, other disposition, condemnation or casualty event to acquire similar Equipment having equal or greater market value within thirty (30) days of such sale, other disposition, condemnation or casualty event. (For the purposes of clarifying the foregoing, after the first $500,000 of proceeds from sales or other dispositions of Equipment by the Credit Parties in the aggregate in any Fiscal Year, no mandatory prepayment shall be required under this paragraph (A) if the proceeds of the item sold, otherwise disposed of, damaged in casualty event or taken by condemnation are $100,000 or less.)

(B) Equity Offerings and Additional Indebtedness. If an Event of Default or an event that with the passage of time or notice, or both, would constitute an Event of Default shall have occurred and be continuing, upon receipt by any Credit Party of any proceeds from a capital contribution to, or the issuance of any capital stock or other equity interests of any Credit Party, or upon receipt by any Credit Party of any proceeds from the incurrence of any indebtedness (other than with respect to any indebtedness permitted to be incurred pursuant to subsection 13(b) ), the proceeds thereof shall be paid by the Credit Parties to Agent, for the benefit of Agent and Lenders, as a mandatory prepayment of the Term A Loan and the aggregate DD Term Loans on a pro rata basis with respect to such facilities, such payment to be applied against the remaining installments of principal in the inverse order of their maturities until the Term A Loan and the DD Term Loans are repaid in full and then against the other Liabilities, as determined by Agent, in its sole discretion.

(e) Notes. The Loans shall, in Agent’s and Lenders’ sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to each Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Agent and each Lender.

(f) Joinder of New Borrowers. Each of the Credit Parties (that is not one of the Existing Credit Parties) hereby joins in and assumes all obligations and liabilities of Existing Credit Parties (or any of them) arising under or in connection with the Existing Loan Documents and agrees to be jointly and severally liable with Existing Credit Parties for all such obligations and liabilities irrespective of when such obligations and liabilities first arose or accrued.

(g) Place of Payments. All payments of principal of and interest on the Loans and of all other Liabilities payable by the Borrowers under this Agreement and the Other Documents shall be made by the Borrowers to the Agent by no later than 12:00 Noon (Cincinnati time) on the due date thereof at the office of the Agent in Cincinnati, Ohio (or such other location as the Agent may designate to OMNI) for the benefit of the Lender or Lenders entitled thereto, and before noon on such day or at any time during the immediately preceding Business Day, the Borrowers shall provide written notification of each such payment to the Agent. Any payments received after such time, or received without the required notice from the Borrowers, shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made in United States dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.

SECTION 3. LETTERS OF CREDIT.

(a) General Terms. Subject to the terms and conditions of this Agreement and the Other Agreements, the Agent may, in its sole discretion, from time to time issue, cause to be issued and co-sign for or otherwise guarantee, upon a Borrower’s request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Three Million and No/100 Dollars ($3,000,000). Payments made by the issuer of a Letter of Credit to any Person on account of any Letter of Credit shall be immediately payable by Borrowers without notice, presentment or demand and each Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit issued on behalf of such Borrower shall constitute a request by such Borrower for a Loan to reimburse such issuer. In the event such Loan is not advanced by Agent or Lenders for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Agent or Lenders) shall become part of the Liabilities hereunder and shall bear interest at the rate then applicable to Revolving Loans constituting Base Rate Loans until repaid. Borrowers shall remit to Agent, for the benefit of Lenders, a Letter of Credit fee each month on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and shall be determined by reference to the rate per annum set forth in the definition of Applicable Margin; provided that, while any Event of Default exists or after acceleration, such rate shall increase by 2% over the rate otherwise payable and such fee shall be paid on demand of the Agent, unless the Requisite Lenders otherwise agree in writing. Said fee shall be calculated on the basis of a 360 day year. Borrowers shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

(b) Requests for Letters of Credit. Each Borrower shall make requests for Letters of Credit in writing at least three (3) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

(c) Obligations Absolute. Each Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Agent and/or Lenders if Agent and/or Lenders have reimbursed such issuer on a Borrower’s behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which a Borrower or any other Person may have against any beneficiary of any Letter of Credit or Agent, any Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, Agent, any Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of a Borrower’s obligations hereunder. It is understood and agreed by each Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

(d) Expiration Dates of Letters of Credit. The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the Revolving Loan Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the Revolving Loan Termination Date.

(e) Participation. Immediately upon the issuance of a Letter of Credit in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender’s Pro Rata Share (including, without limitation, all obligations of Borrowers with respect thereto). Each Credit Party hereby indemnifies Agent and each Lender against any and all liability and expense it may incur in connection with any Letter of Credit and agrees to reimburse Agent and each Lender for any payment made by Agent or any Lender to the issuer.

SECTION 4. INTEREST, FEES AND CHARGES.

(a) Interest Rate. Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

(i) With respect to each Base Rate Loan, the Applicable Margin per annum plus the Base Rate in effect from time to time, payable on the last Business Day of each month in arrears.

(ii) With respect to each LIBOR Rate Loan, the Applicable Margin plus the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. “Interest Period” shall mean any continuous period of (1) one, two (2) or three (3) months, as selected from time to time by a Borrower by irrevocable notice (in writing by telecopy) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the Revolving Loan Termination Date; and (C) if for any reason a Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Base Rate Loans. For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month. Interest shall be payable on the last Business Day of each month in arrears and on the last Business Day of such Interest Period.

(iii) Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon (the “Default Rate”), which interest shall be payable on demand, unless the Requisite Lenders otherwise later expressly agree in writing. All interest shall be calculated on the basis of a 360-day year, except for interest on Base Rate Loans which shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Agent agrees to use commercially reasonable efforts to notify Borrowers before imposition of the Default Rate under this Agreement, but (i) notwithstanding the date on which such application of the Default Rate is communicated to Borrowers or notwithstanding Agent’s failure to so notify Borrowers,

Agent shall have the right to accrue the Default Rate from and after the occurrence of such Event of Default until all Events of Default are either waived in writing and (ii) notwithstanding anything in this paragraph to the contrary, no notification shall be required before imposition of a Default Rate in the case of any Event of Default arising under subsection 15(g) or (h).

(b) Other LIBOR Provisions. (i) Subject to the provisions of this Agreement and so long as no Event of Default exists, each Borrower shall have the option (A) as of any date, to convert all or any part of the Base Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Base Rate Loans; and (D) at any time, to request new Loans as Base Rate Loans; provided, that Loans may not be continued as or converted to LIBOR Rate Loans if the continuation or conversion thereof would violate the provisions of subsections 4(b)(ii) or 4(b)(iii) of this Agreement or if an Event of Default has occurred. Furthermore, during the continuance of an Event of Default, Agent may in its sole discretion elect to convert all LIBOR Rate Loans to Base Rate Loans as of any date.

(ii) Agent’s determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Agent or any Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) United States dollar deposits of sufficient amount and maturity for funding the Loans are not available to Agent or such Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by a Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in subsection 4(a)(ii) of this Agreement shall not represent the effective pricing to such Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Agent shall promptly notify such Borrower and (1) all existing LIBOR Rate Loans shall convert to Base Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

(iii) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Agent or any Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Agent or such Lender, make it unlawful for Agent or such Lender to make or maintain LIBOR Rate Loans, then Agent shall promptly notify the requesting Borrower and (A) the LIBOR Rate Loans shall immediately convert to Base Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

(iv) If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by the requesting Borrower in its request (other than as a result of a default by Agent or a Lender), each Borrower agrees to indemnify Agent and each Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Agent or such Lender to fund or maintain such LIBOR Rate Loan) cost or expense incurred by Agent or such Lender as a result of such prepayment.

(v) If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Agent or any Lender; (B) subject Agent or any Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Agent or any Lender of principal or interest due from a Borrower to Agent or such Lender hereunder (other than a change in the taxation of the overall net income of Agent or such Lender); or (C) impose on Agent or any Lender any other condition regarding the LIBOR Rate Loans or Agent’s or any Lender’s funding thereof, and Agent or any Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Agent or such Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Agent or such Lender hereunder, then Borrowers shall pay to such party, on demand, such additional amounts as such party shall, from time to time, determine are sufficient to compensate and indemnify such party from such increased cost or reduced amount.

(vi) Each of Agent and each Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes. If (A) Agent or any Lender shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (B) Borrowers shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Agent or such Lender to reflect all additional costs incurred by Agent or such Lender in connection with the payment by Agent or such Lender or the withholding by a Borrower of such Tax and Borrowers shall provide Agent or such Lender with a statement detailing the amount of any such Tax actually paid by Borrowers. Determination by Agent or any Lender of the amount of such costs shall be conclusive, absent manifest error. If, after any such adjustment, any part of any Tax paid by Agent or any Lender is subsequently recovered by Agent or such Lender, such party shall reimburse Borrowers to the extent of the amount so recovered. A certificate of an officer of Agent or any Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.

(vii) Each request for LIBOR Rate Loans shall be in an amount not less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000) and in integral multiples of Two Hundred Fifty Thousand and No/100 Dollars ($250,000).

(viii) Unless otherwise specified by a Borrower, all Loans shall be Base Rate Loans.

(ix) No more than five (5) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

(c) Fees and Charges.

(i) Closing Fee: Borrowers shall jointly and severally pay to Agent, for its own account, the fees and other amounts payable pursuant to the Fee Letter.

(ii) Commitment Fees: Borrowers shall jointly and severally pay to Agent, for the ratable benefit of Lenders with Revolving Loan Commitments, a commitment fee for the Revolving Loans on the difference between the Maximum Revolving Loan Limit and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by Lenders and payable monthly in arrears on the last Business Day of each month and shall be determined by reference to the rate per annum therefor set forth in the definition of Applicable Margin. Borrowers shall jointly and severally pay to the Agent, for the ratable benefit of the Lenders with DD Term Loan Commitments, a commitment fee on average daily balance of the unadvanced amount of the aggregate DD Term Loan Commitments for each month through and including that month ending December 31, 2009, which fee shall be fully earned by Lenders and payable monthly in arrears on the last Business Day of each month and shall be determined by reference to the rate per annum therefor set forth in the definition of Applicable Margin. The fees under this subsection 4(c)(ii) shall be calculated on the basis of a 360 day year.

(iii) Costs and Expenses: Borrowers shall reimburse Agent for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (which in connection with the closing hereof shall be limited to the fees of Chapman and Cutler LLP), incurred by Agent in connection with the (i) documentation and consummation of this transaction and any other transactions among Borrowers, Agent and Lenders, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Agent’s and/or any Lender’s rights under this Agreement or any Other Agreement (including, without limitation, any costs and expenses of any third party provider engaged by Agent for such purposes). Borrowers shall also pay all normal service charges with respect to all accounts maintained by each Borrower with any Lender and its affiliates and any additional services requested by a Borrower from any Lender and its affiliates. All such costs, expenses and charges shall constitute Liabilities hereunder, shall be payable by Borrowers to Agent on demand, and until paid, shall bear interest at the highest rate then applicable to Loans hereunder. In addition, following the occurrence of an Event of Default, Borrowers shall reimburse each Lender for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees, incurred by such Lender in connection with the (i) collection, protection or enforcement of any rights in or to the Collateral; (ii) collection of any Liabilities; and (iii) administration and enforcement of any of Lenders’ rights under this Agreement.

(iv) Taxes. Any and all payments by Borrowers or any other Credit Party to each Lender or Agent under this Agreement or any Other Agreement shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income of such Lender or Agent, respectively, by the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a lending office or any political subdivision thereof.

(v) Capital Adequacy Charge. If Agent or any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Agent or such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration such party’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Agent to Borrowers of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrowers shall pay to such party such additional amount or amounts (“Capital Adequacy Charge”) as will compensate such party for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Agent or such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Agent or such Lender, and the method by which such amount was determined. In determining such amount, the applicable party may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

(vi) Letter of Credit Fronting Fees. On the date of issuance of any Letter of Credit pursuant to Section 3 hereof, the Borrowers shall pay to the issuer of the Letter of Credit for its own account a fronting fee equal to .125% of the face amount of such letter of Credit; provided that, in the event that any Letter of Credit provides for automatic extensions, an additional fronting fee equal to .125% of the face amount of such Letter of Credit shall also be payable under this subsection on each anniversary of the issuance of such Letter of Credit.

(d) Maximum Interest. It is the intent of the parties that the rate of interest and other charges to each Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Agent or any Lender may lawfully charge such Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be applied against the principal amount of the Liabilities in such order as Agent shall determine and if all Liabilities have been paid in full, shall be refunded to such Borrower (and each Lender agrees to pay its Pro Rata Share of such refund to such Borrower or to Agent upon Agent’s demand therefor).

SECTION 5. COLLATERAL.

(a) Grant of Security Interest to Agent. As security for the payment of all Loans now or in the future made by Agent and Lenders to Credit Parties hereunder and for the payment or other satisfaction of all other Liabilities, each Credit Party grants to Agent, for the benefit of Agent and Lenders, a continuing security interest in the following property of such Credit Party, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Credit Party has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Credit Party; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Spare Parts Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment (other than certain Bell 222U helicopter owned by OMNI, registration number N911EC bearing serial number 47505 and currently held for sale), vehicles (other than motor vehicles that are subject to a Permitted Lien, but only so long as they remain subject to such Permitted Lien) and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights and Supporting Obligations; (h) Commercial Tort Claims listed on Exhibit C hereto; (i) any other property of such Credit Party now or hereafter in the possession, custody or control of Agent or any Lender or any agent or any parent, affiliate or subsidiary of Agent or any Lender or any participant with any Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Credit Party’s books and records relating to any of the foregoing and to such Credit Party’s business. Agent agrees that the term “Collateral” does not include the real property owned by a Credit Party as of the date hereof to the extent that such real property remains subject to a Permitted Lien.

(b) Other Security. Agent, in its sole discretion, without waiving or releasing any obligation, liability or duty of a Credit Party under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral, provided, that Agent may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default. In the event that any Credit Party owns or hereafter acquires any real property, such Credit Party shall execute and deliver to the Agent (or a security trustee therefor) a mortgage or deed of trust acceptable in form and substance to the Agent for the purpose of granting to the Agent a lien on such real property to secure the Liabilities, and the Borrowers shall pay all taxes, costs, and expenses incurred by the Agent in recording such mortgage or deed of trust, and shall supply to the Agent, at the request of the Agent and at the Borrowers’ cost and expense, a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to the Agent insuring the validity of such mortgage or deed of trust and its status as a first lien (subject to Permitted Liens) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by the Agent in connection therewith. All sums paid by Agent in respect of this subsection and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges incurred by Agent relating to Agent’s rights under this subsection shall constitute Liabilities, payable by Credit Parties to Agent on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(c) Possessory Collateral. Immediately upon a Credit Party’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Credit Party shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Agent (in form and substance acceptable to Agent). If an endorsement or assignment of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as each Credit Party’s attorney and agent-in-fact, to endorse or assign the same on such Credit Party’s behalf.

(d) Electronic Chattel Paper. To the extent that a Credit Party obtains or maintains any Electronic Chattel Paper, such Credit Party shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(e) Extension of Existing Security Interest. The security interests and liens hereby granted in the Collateral are given in renewal, extension and modification, but not in extinguishment, of the security interests and liens previously granted LaSalle, on behalf of the lenders under the Existing Agreement, in the Collateral pursuant to the Existing Loan Documents; such prior security interests and liens are not extinguished hereby; and the making, perfection and priority of such prior security interests and liens shall continue in full force effect in favor of Agent, for the benefit of the Lenders.

(f) Release of Lien on Headquarters Property. At any time after October 31, 2009, the Agent shall, at the Borrowers’ cost and expense, promptly release its mortgage on the Headquarters Property upon such date that the Borrowers have (i) achieved a Leverage Ratio of equal to or less than 1.00 to 1.00 and (ii) provided a compliance certificate pursuant to Section 9(b) hereof evidencing such Leverage Ratio.

(g) Release of Security Interests in Reverse Osmosis Equipment. In the event that Preheat, Inc. enters into an agreement to (or is required by court order to) transfer any or all of the twenty two (22) reverse osmosis units owned by it to an unrelated third-party in connection with the Monosep Litigation, the Agent shall prior to such transfer, at the Borrower’s cost and expense, release its security interest in such units being transfered.

SECTION 6. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Each Credit Party shall, at Agent’s request, at any time and from time to time, authenticate, execute and deliver to Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Agent) and do such other acts and things or cause third parties to do such other acts and things as Agent may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Agent (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Each Credit Party irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as such Credit Party’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Agent’s security interest in the Collateral. Each Credit Party further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. Each Credit Party further ratifies and confirms the prior filing by Agent of any and all financing statements which identify such Credit Party as debtor, Agent as secured party and any or all Collateral as collateral.

SECTION 7. POSSESSION OF COLLATERAL AND RELATED MATTERS.

If an Event of Default does not exist, each Credit Party shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Credit Party’s business, to (a) sell, lease or furnish under contracts of service any of such Credit Party’s Inventory normally held by such Credit Party for any such purpose; (b) use and consume any raw materials, work in process or other materials normally held by such Credit Party for such purpose; and (c) dispose of obsolete or unuseful Equipment so long as all of the proceeds thereof are paid to Agent for application to the Liabilities; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Credit Party.

SECTION 8. COLLECTIONS.

(a) Each Credit Party shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lock Box”) designated by, and under the exclusive control of, Agent, at a financial institution acceptable to Agent in its sole discretion. Each Credit Party shall establish an account (the “Lock Box Account”) in Agent’s name with a financial institution acceptable to Agent in its sole discretion, into which all payments received in the Lock Box shall be deposited, and into which such Credit Party will immediately deposit all payments received by such Credit Party on Accounts in the identical form in which such payments were received, whether by cash or check. If a Credit Party, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of a Credit Party or any Affiliate or Subsidiary, or any other Person acting for or in concert with a Credit Party shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, such Credit Party and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. The financial institution with which the Lock Box Account is established shall acknowledge and agree, in a manner satisfactory to Agent, that the amounts on deposit in such Lock Box and Lock Box Account are the sole and exclusive property of Agent, that such financial institution will follow the instructions of Agent with respect to disposition of funds in the Lock Box and Lock Box Account without further consent from Credit Parties, that such financial institution has no right to setoff against the Lock Box or Lock Box Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Lock Box Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Agent in a manner satisfactory to Agent, funds deposited in the Lock Box Account on a daily basis as such funds are collected. Each Credit Party agrees that all payments made to such Lock Box Account or otherwise received by Agent, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred, payments received by Agent shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Agent, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence of an Event of Default; provided further, that so long as no Event of Default has occurred, the immediately available funds in such cash collateral account may be disbursed, at Credit Parties’ discretion, to Credit Parties so long as (but only to the extent) after giving effect to such disbursement, such Credit Party’s availability under subsection 2(a) hereof at such time, equals or exceeds the outstanding Revolving Loans at such time. Each Credit Party agrees to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box and Lock Box Account. All of such fees, costs and expenses if not paid by a Credit Party, may be paid by Agent and in such event all amounts paid by Agent shall constitute Liabilities hereunder, shall be payable to Agent by Credit Parties upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by the applicable Credit Party to Agent, and, if that endorsement of any such item shall not be made for any reason, Agent is hereby irrevocably authorized to endorse the same on such Credit Party’s behalf. For the purpose of this section, each Credit Party irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as such Credit Party’s true and lawful attorney and agent-in-fact (i) to endorse such Credit Party’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Credit Party or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of such Credit Party’s mail is deposited, and open and process all mail addressed to such Credit Party and deposited therein.

(b) Agent may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Credit Parties’ Accounts or other amounts owed to a Credit Party by suit or otherwise; (ii) exercise all of such Credit Party’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Credit Party; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to such Credit Party, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of such Credit Party or other amount owed to such Credit Party upon such terms, for such amount and at such time or times as Agent deems advisable; (v) prepare, file and sign such Credit Party’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Credit Party; and (vi) do all other acts and things which are necessary, in Agent’s sole discretion, to fulfill such Credit Party’s obligations under this Agreement and the Other Agreements and to allow Agent to collect the Accounts or other amounts owed to such Credit Party. In addition to any other provision hereof, Agent may at any time, whether before or after the occurrence and during the continuance of an Event of Default, at Credit Parties’ expense, notify any parties obligated on any of the Accounts to make payment directly to Agent of any amounts due or to become due thereunder.

(c) For purposes of calculating interest and fees, Agent shall, after receipt by Agent at its office in Cincinnati, Ohio of cash or other immediately available funds from collections of items of payment and from collections of Proceeds of any Collateral, apply the whole or any part of such collections received against the Liabilities in such order as Agent shall determine in its sole discretion.

SECTION 9. COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a) Borrowing Base Certificate. Within 7 days after the last day of each calendar week, except at all times after the Borrowers have achieved a Leverage Ratio of 1.0 to 1.0 or less, after which event, delivery shall be within 15 days after the last day of each calendar month: (x) a Borrowing Base Certificate showing the computation of the Revolving Loan Limit in reasonable detail as of the close of business on the last day of the immediately preceding week or month, as applicable, together with such other information as therein required, prepared by OMNI and certified to by its chief financial officer or another officer of OMNI acceptable to the Agent and (y) an Accounts aging, an accounts payable aging, a cash reconciliation, and an inventory stock status report, each in reasonable detail prepared by OMNI and certified to by its chief financial officer or another officer of OMNI acceptable to the Agent.

(b) Financial Statements. Credit Parties shall deliver to Agent and each Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and each delivery of financial statements set forth in clauses (ii) and (iii) below shall be accompanied by a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Credit Parties, certified by the Chief Financial Officer of each Credit Party; (ii) no later than forty (40) days after the end of each of the first three quarters of each Credit Party’s Fiscal Year, copies of internally prepared financial statements including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus of Credit Parties on a consolidated and consolidating basis, certified by the Chief Financial Officer of Credit Parties and (iii) no later than seventy-five (75) days after the end of each of Credit Parties’ Fiscal Years, (x) audited annual financial statements on a consolidated basis with an unqualified opinion by independent certified public accountants selected by Credit Parties and reasonably satisfactory to Agent, which financial statements shall be accompanied by (A) a letter from such accountants acknowledging that they are aware that a primary intent of Credit Parties in obtaining such financial statements is to influence Agent and Lenders and that Agent and Lenders are relying upon such financial statements in connection with the exercise of their rights hereunder, provided, that Credit Parties shall only be required to use their reasonable efforts exercised in good faith to obtain such letter, and (B) copies of any management letters sent to a Credit Party by such accountants, and (y) unaudited, internally prepared annual financial statements on a consolidating basis.

(c) Annual Projections. As soon as practicable and in any event prior to the beginning of each Fiscal Year, Credit Parties shall deliver to Agent and each Lender projected balance sheets, statements of income and cash flow for Credit Parties on a consolidated and consolidating basis, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Agent.

(d) Explanation of Budgets and Projections. In conjunction with the delivery of the annual presentation of projections or budgets referred to in subsection 9(c) above, Credit Parties shall deliver a letter signed by the President or a Vice President of each Credit Party and by the Treasurer or Chief Financial Officer of each Credit Party, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Credit Parties.

(e) Public Reporting. Promptly upon the filing thereof, each Credit Party shall deliver to Agent and each Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which such Credit Party or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Agent and each Lender copies of any reports and proxy statements delivered to its shareholders.

(f) Other Information. Promptly following request therefor by Agent, such other business or financial data, reports, appraisals and projections as Agent may reasonably request.

SECTION 10. TERMINATION.

This Agreement shall terminate on the date that the Liabilities are paid in full (except for those provisions of this Agreement that expressly survive such termination). At such time as Credit Parties have repaid all of the Liabilities and this Agreement has terminated, each Credit

Party shall deliver to Agent and Lenders a release, in form and substance satisfactory to Agent, of all obligations and liabilities of Agent and Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to such Credit Party, and if such Credit Party is obtaining new financing from another lender, such Credit Party shall deliver such lender’s indemnification of Agent and Lenders, in form and substance satisfactory to Agent, for checks which Agent has credited to such Credit Party’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Credit Party’s account.

SECTION 11. REPRESENTATIONS AND WARRANTIES.

Each Credit Party hereby represents and warrants to Agent and each Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of Credit Parties’ execution hereof and the closing of the transactions described herein or related hereto (it being understood and agreed that the representations and warranties made on the date hereof are deemed to be made concurrently with the consummation of the transactions contemplated by the Acquisition Documents), shall remain true until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, and shall be remade by each Credit Party at the time each Loan is made and each Letter of Credit is issued pursuant to this Agreement.

(a) Financial Statements and Other Information. The financial statements and other information delivered or to be delivered by Credit Parties to Agent or any Lender at or prior to the date of this Agreement fairly present in all material respects the financial condition of Credit Parties and, to the best of each Credit Party’s knowledge, Industrial Lift, and there has been no adverse change in the financial condition, the operations or any other status of a Credit Party since the date of the financial statements delivered to Agent most recently prior to the date of this Agreement. All written information now or heretofore furnished by each Credit Party to Agent or any Lender is true and correct as of the date with respect to which such information was furnished.

(b) Locations. The office where each Credit Party keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Credit Party’s principal place of business and all of each Credit Party’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Exhibit A and at other locations within the continental United States of which Agent has been advised by a Credit Party in accordance with subsection 12(b)(i). The Collateral, including, without limitation, the Equipment and Inventory (except any part thereof which a Credit Party shall have advised Agent in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A, and at other locations within the continental United States of which Agent has been advised by a Credit Party in writing in accordance with subsection 12(b)(i) hereof.

(c) Loans by Credit Parties. No Credit Party has made any loans or advances to any Affiliate or other Person except for advances authorized hereunder to employees, officers and directors of such Credit Party for travel and other expenses arising in the ordinary course of such Credit Party’s business and loans permitted pursuant to subsection 13(f) hereof.

(d) Accounts and Inventory. Each Account or item of Inventory that a Credit Party shall, expressly or by implication, request Agent to classify as an Eligible Account or as Eligible Spare Parts Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of “Eligible Account” and “Eligible Spare Parts Inventory” as set forth herein and as otherwise established by Agent from time to time.

(e) Liens. Each Credit Party is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Credit Party, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

(f) Organization, Authority and No Conflict. Each Credit Party is a duly organized, validly existing and in good standing in its state of formation, its state organizational identification number is as set forth on Exhibit A and such Credit Party is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if such Credit Party is not so qualified, such Credit Party may cure any such failure without losing any of its rights, incurring any liens or material penalties, or otherwise affecting Lender’s rights. Each Credit Party has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement, the Other Agreements and the Acquisition Documents and perform its obligations hereunder and thereunder. Each Credit Party’s execution, delivery and performance of this Agreement, the Other Agreements and the Acquisition Documents does not conflict with the provisions of the organizational documents of such Credit Party, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on such Credit Party except for conflicts with agreements, contracts or other documents which would not have a Material Adverse Effect on such Credit Party, and each Credit Party’s execution, delivery and performance of this Agreement, the Other Agreements and the Acquisition Documents shall not result in the imposition of any lien or other encumbrance (other than the Permitted Liens) upon any of such Credit Party’s property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Credit Party or any of its property may be bound or affected.

(g) Litigation. Except as disclosed to Lender on Schedule 11(g) hereto, there are no actions or proceedings which are pending or threatened against a Credit Party or, to the best of Credit Parties’ knowledge, threatened against a Credit Party which are reasonable likely to have a Material Adverse Effect on such Credit Party, and each Credit Party shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Agent. No Credit Party has any Commercial Tort Claims pending other than those set forth on Exhibit C hereto, as Exhibit C may be amended from time to time.

(h) Compliance with Laws and Maintenance of Permits. Each Credit Party has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Credit Party. Each Credit Party is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect on such Credit Party.

(i) Affiliate Transactions. Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, no Credit Party is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Credit Party than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j) Names and Trade Names. Each Credit Party’s name has always been as set forth on the signature page of this Agreement and no Credit Party uses trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.

(k) Equipment and Inventory. Each Credit Party has good and indefeasible and merchantable title to and ownership of all Equipment and Inventory subject only to the Permitted Liens. No Equipment or Inventory is a Fixture to real estate unless such real estate is owned by such Credit Party and is subject to a mortgage in favor of Agent, or if such real estate is leased, is subject to a landlord’s agreement in favor of Agent on terms acceptable to Agent, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Agent. No filing is or will be necessary with the United States Department of Interior Mineral Management Service to perfect the security interest (including, without limitation, any security interest with respect to any Equipment or Inventory located Offshore); Article 9 of the Uniform Commercial Code governs exclusively with respect to the grant, perfection and enforcement of a security interest and lien upon any Equipment or Inventory, including, without limitation, any Equipment or Inventory that may be located Offshore from time to time. Credit Parties have the right to enter on property where any Equipment or Inventory is located and to remove such Equipment or Inventory therefrom without interference from, or imposition of any lien on such Equipment or Inventory by, any owner, landlord, tenant or other Person with an interest in such property. None of the Collateral (i) is part of a U.S. Coast Guard registered “vessel”, as defined under applicable maritime law or subject to, (ii) is being utilized pursuant to, a maritime contract, (iii) is a “motor vehicle” under any statute, law, regulation or rule of any jurisdiction in which any of Collateral is located except as set forth on Schedule 11(k) attached hereto, and (iv) is certificated as a “motor vehicle” under the laws of any jurisdiction.

(l) Enforceability. This Agreement, the Other Agreements and the Acquisition Documents to which a Credit Party is a party are the legal, valid and binding obligations of such Credit Party and are enforceable against such Credit Party in accordance with their respective terms.

(m) Solvency. Each Credit Party is, after giving effect to the transactions contemplated hereby (including, without limitation, the Target Acquisition) or an advance to be made under this Agreement following the initial advance of the Loans, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement, any of the Other Agreements or the Acquisition Documents or by completion of the transactions contemplated hereunder or thereunder.

(n) Indebtedness. Except as set forth on Schedule 11(n) hereto, no Credit Party is obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans and the Subordinated Loans.

(o) Margin Security and Use of Proceeds. No Credit Party owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

(p) Parent, Subsidiaries and Affiliates. Except as set forth on Schedule 11(p) hereto or acquired in connection with a Permitted Acquisition, no Credit Party has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Credit Party engaged in any joint venture or partnership with any other Person. The Inactive Subsidiaries conduct no business operations, do not own or hold assets of any kind and have no indebtedness or other liabilities.

(q) No Defaults. No Credit Party is in default under any material contract, lease or commitment to which it is a party or by which it is bound (including, without limitation, the Subordinated Loan Documents), nor does any Credit Party know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect on such Credit Party.

(r) Employee Matters. There are no controversies pending or threatened between a Credit Party and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect on such Credit Party, and each Credit Party is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect on such Credit Party.

(s) Intellectual Property. Each Credit Party possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not have a Material Adverse Effect on such Credit Party.

(t) Environmental Matters. No Credit Party, to its knowledge after due inquiry, has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each Credit Party comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of each Credit Party’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by a Credit Party or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects a Credit Party or its business, operations or assets or any properties at which a Credit Party has transported, stored or disposed of any Hazardous Materials. No Credit Party, to its knowledge after due inquiry, has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(u) ERISA Matters. Each Credit Party has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of its properties or assets.

(v) Broker’s Fees. No brokerage fee, commission or other finder’s fee is due or payable with respect to this Agreement or any of the transactions contemplated hereby.

(w) Subordinated Loan Documents and Acquisition Documents. Credit Parties have delivered to Agent true, correct and complete copies of the Subordinated Loan Documents and the Acquisition Documents. The transactions contemplated under the Acquisitions Documents have been consummated in accordance with the terms of the Acquisition Documents and applicable law as of the date hereof, and without limiting the foregoing, all conditions precedent to the consummation of the transactions contemplated under the Acquisition Documents have been satisfied as of the date hereof, no material condition precedent to the effectiveness thereof has been waived and no material obligations of the Industrial Lift Sellers thereunder have been waived. No authorization, consent, license, or exemption from, or filing or registration with, any Person, is or will be necessary to the valid execution, delivery, or material performance by the Industrial Lift Sellers or OMNI of the Acquisition Documents, except for (a) such thereof that have heretofore been obtained and remain in full force and effect and (b) such thereof identified on Schedule 11(w) hereof. As of the date hereof, to the best of each Credit Party’s knowledge, all representations and warranties in the Acquisition Documents are true and correct.

SECTION 12. AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Credit Parties obtain Requisite Lenders’ prior written consent waiving or modifying any of Credit Parties’ covenants hereunder in any specific instance, each Credit Party covenants and agrees as follows:

(a) Maintenance of Records. Each Credit Party shall at all times keep accurate and complete books, records and accounts with respect to all of such Credit Party’s business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A.

(b) Notices. Each Credit Party shall:

(i) Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Agent of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of such Credit Party’s books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which such Credit Party has previously advised Agent that such Goods will be used.

(ii) Eligible Accounts and Inventory. Notify Agent if any Account or Inventory identified by such Borrower to Agent as an Eligible Account or Eligible Spare Parts Inventory becomes ineligible for any reason by submitting the borrowing base report, or promptly upon becoming aware thereof if the aggregate of Eligible Accounts or Eligible Spare Inventory not yet reported as ineligible exceed $100,000 at any time.

(iii) Litigation and Proceedings. Promptly upon becoming aware thereof (and not later than the third (3rd) Business Day after receiving notice), notify Agent of any actions or proceedings which are pending or threatened against such Credit Party which might have a Material Adverse Effect on such Credit Party and of any Commercial Tort Claims of such Credit Party which may arise, which notice shall constitute such Credit Party’s authorization to amend Exhibit C to add such Commercial Tort Claim.

(iv) Names and Trade Names. Notify Agent within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Agent in writing.

(v) ERISA Matters. Promptly notify Agent of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of such Credit Party, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

(vi) Environmental Matters. Promptly (and not later than the fifth (5th) Business Day after receiving notice) notify Agent upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by such Credit Party or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects such Credit Party or its business operations or assets or any properties at which such Credit Party has transported, stored or disposed of any Hazardous Materials unless the foregoing could not reasonably be expected to have a Material Adverse Effect on such Credit Party.

(vii) Default; Material Adverse Change; Certain Amendments. Promptly advise Agent (and not later than the third (3rd) Business Day after receiving notice) of any Inactive Subsidiaries commencement of business, acquisition of assets or incurrence of any indebtedness or other liabilities, any material adverse change in the business, property, assets, prospects, operations or condition, financial or otherwise, of such Credit Party, the occurrence of any Event of Default hereunder, the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both) or of any proposed amendment to the Subordinated Loan Documents or the Acquisition Documents or receipt of any notice of an event of default under the Subordinated Loan Documents or the Acquisition Documents.

All of the foregoing notices shall be provided by Credit Parties to Agent in writing.

(c) Compliance with Laws and Maintenance of Permits. Each Credit Party shall maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect on such Credit Party, and each Credit Party shall remain in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect on such Credit Party. Without limiting the foregoing, Credit Parties shall (i) cause all explosives used by Credit Parties to be stored, maintained and used in compliance with all applicable laws and in a safe and secure manner and (ii) cause the adoption and maintenance of policies and procedures satisfactory to Agent in its sole discretion with respect to such storage, maintenance and use of explosives. Following any determination by Agent that there is non-compliance, or any condition which requires any action by or on behalf of a Credit Party in order to avoid non-compliance, with any Environmental Law, at such Credit Party’s expense cause an independent environmental engineer acceptable to Agent to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

(d) Inspection and Audits. Each Credit Party shall permit Agent and Lenders, or any Persons designated by Agent, to call at such Credit Party’s places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from such Credit Party’s books, records, journals, orders, receipts and any correspondence and other data relating to such Credit Party’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Credit Party’s business as Agent may consider reasonable under the circumstances. Each Credit Party shall furnish to Agent such information relevant to Agent’s and/or any Lender’s rights under this Agreement and the Other Agreements as Agent shall at any time and from time to time request. Agent, through its officers, employees or agents shall have the right, at any time and from time to time, in Agent’s name, to verify the validity, amount or any other matter relating to any of such Credit Party’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise, provided that prior to the occurrence of an Event of Default, Agent shall conduct such verification in the name of a nominee of Agent or in such Credit Party’s name and such Credit Party may participate in such verification (provided further, if such Credit Party fails to make itself reasonably available for such participation as determined by Agent in its Permitted Discretion, then Agent may proceed with such verification without such Credit Party’s participation). Each Credit Party authorizes Agent and Lenders to discuss the affairs, finances and business of such Credit Party with any officers, employees or directors of such Credit Party or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of such Credit Party with such Credit Party’s independent public accountants. Any such discussions shall be without liability to Agent or any Lender or to Credit Parties’ independent public accountants. Credit Parties shall pay to Agent all customary fees (currently $750 per person per day) and all costs and out-of-pocket expenses incurred by Agent in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(e) Insurance. Each Credit Party shall:

(i) Keep the Collateral properly insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of such Credit Party, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be satisfactory to Agent. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof, delivered to Agent, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Agent, showing loss under such insurance policies payable to Agent, for the benefit of Agent and Lenders. Such endorsement, or an independent instrument furnished to Agent, shall provide that the insurance company shall give Agent at least thirty (30) days’ written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of such Credit

Party or any other Person shall affect the right of Agent to recover under such policy of insurance in case of loss or damage. In addition, each Credit Party shall cause to be executed and delivered to Agent an assignment of proceeds of its business interruption insurance policies. Each Credit Party hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Agent (provided, however, Borrowers shall be entitled to exercise any rights under subsection 2(d)(iv)(A) with respect to using such proceeds to purchase replacement Equipment). Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as such Credit Party’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Credit Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; provided, however, that if no Event of Default shall have occurred and is continuing, Credit Parties may make, settle and adjust claims involving less than $500,000 in the aggregate during any twelve-month period without Agent’s consent.

(ii) Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of such Credit Party with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Agent and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Agent, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Agent and Lenders as additional insureds thereunder and providing that the insurance company shall give Agent at least thirty (30) days’ written notice before any such policy shall be altered or canceled. IF A CREDIT PARTY AT ANY TIME OR TIMES HEREAFTER SHALL FAIL TO OBTAIN OR MAINTAIN ANY OF THE POLICIES OF INSURANCE REQUIRED ABOVE OR TO PAY ANY PREMIUM RELATING THERETO, THEN AGENT, WITHOUT WAIVING OR RELEASING ANY OBLIGATION OR DEFAULT BY CREDIT PARTIES HEREUNDER, MAY (BUT SHALL BE UNDER NO OBLIGATION TO) OBTAIN AND MAINTAIN SUCH POLICIES OF INSURANCE AND PAY SUCH PREMIUMS AND TAKE SUCH OTHER ACTIONS WITH RESPECT THERETO AS AGENT DEEMS ADVISABLE UPON NOTICE TO SUCH CREDIT PARTY. SUCH INSURANCE, IF OBTAINED BY AGENT, MAY, BUT NEED NOT, PROTECT SUCH CREDIT PARTY’S INTERESTS OR PAY ANY CLAIM MADE BY OR AGAINST SUCH CREDIT PARTY WITH RESPECT TO THE COLLATERAL. SUCH INSURANCE MAY BE MORE EXPENSIVE THAN THE COST OF INSURANCE SUCH CREDIT PARTY MAY BE ABLE TO OBTAIN ON ITS OWN AND MAY BE CANCELLED ONLY UPON SUCH CREDIT PARTY PROVIDING EVIDENCE THAT IT HAS OBTAINED THE INSURANCE AS REQUIRED ABOVE. ALL SUMS DISBURSED BY AGENT IN CONNECTION WITH ANY SUCH ACTIONS, INCLUDING, WITHOUT LIMITATION, COURT COSTS, EXPENSES, OTHER CHARGES RELATING THERETO AND REASONABLE ATTORNEYS’ FEES, SHALL CONSTITUTE LOANS HEREUNDER, SHALL BE PAYABLE ON DEMAND BY CREDIT PARTIES TO AGENT AND, UNTIL PAID, SHALL BEAR INTEREST AT THE HIGHEST RATE THEN APPLICABLE TO LOANS HEREUNDER.

(f) Collateral. Each Credit Party shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Collateral and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained. Each Credit Party shall permit Agent and Lenders, at reasonable times and upon the reasonable notice (provided notice is required if an Event of Default exists or an event that with the passage of time or notice or both would constitute an Event of Default exists) to examine any of the Collateral at any time and wherever the Collateral may be located and, each Credit Party shall, immediately upon request therefor by Agent, deliver to Agent any and all evidence of ownership of any of the Collateral including, without limitation, certificates of title and applications of title. From time to time upon Agent’s request, Credit Parties shall provide to Agent true, correct and complete copies of all Master Services Agreements, together with all amendments thereto.

Credit Parties shall at all times have the right to enter on property where any Equipment or Inventory is located and to remove such Equipment or Inventory therefrom without interference from, or imposition of any lien on such Equipment or Inventory by, any owner, landlord, lessee or other Person with an interest in such property. No Equipment or Inventory may ever be located outside the control and jurisdiction of the United States of America. Credit Parties shall ensure that no Equipment or Inventory ever (a) constitutes a Fixture, or immoveable property, as the case may be, under the laws of any jurisdiction in which the Equipment or Inventory may be located, (b) constitutes part of a U.S. Coast Guard registered “vessel”, as defined under applicable maritime law, (c) becomes subject to, or is being utilized pursuant to, a maritime contract, (d) constitutes a “motor vehicle” under any statute, law, regulation or rule of any jurisdiction in which the Equipment or the Inventory is located except for the Equipment or Inventory described on Schedule 11(k) attached hereto, and (e) is certificated as a “motor vehicle” under the laws of any jurisdiction except for the Equipment or Inventory described on Schedule 11(k) attached hereto. Credit Parties will use commercially reasonable efforts to timely enforce and realize upon all rights and remedies it may have from time to time under applicable law, including all lien rights under Chapter 56 of the Texas Property Code, as amended and in effect, or other analogous rights under the laws of the jurisdiction where a Credit Party has provided materials and services.

Credit Parties agree, upon request of Agent, to take any and all other actions as Agent may determine to be necessary or appropriate for the attachment, perfection maintaining of the first priority security interest of, and for the ability of Agent to enforce, Agent’s security interest in any and all of the Collateral, including, without limitation, executing, obtaining, delivering, filing, registering and recording any and all financing statements, continuation statements, stock powers, instruments and other documents, or causing the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or requested by Agent to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Agent and Agent’s perfected first priority lien on the Collateral (and Credit Parties irrevocably grant Agent the right, at Agent option, to file any or all of the foregoing).

(g) Use of Proceeds. All monies and other property obtained by a Credit Party from Agent and Lenders pursuant to this Agreement shall be used solely to refinance existing indebtedness of Credit Parties and amortize associated fees and prepayment expenses over a five (5) year amortization period, to finance the Target Acquisitions to finance Permitted Acquisitions, to finance Capital Expenditures and to provide working capital for Credit Parties and to support other business purposes (subject to the continued accuracy of the representations in subsection 11(o) hereof) of such Credit Party.

(h) Taxes. Each Credit Party shall file all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that such Credit Party shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Credit Party’s financial statements; (ii) the contesting of any such payment does not give rise to a lien for taxes; (iii) such Credit Party keeps on deposit with Agent (such deposit to be held without interest) or a reserve is maintained against such Credit Party’s availability to borrow money under subsection 2(a), in either case, in an amount of money which, in the sole judgment of Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if such Credit Party fails to prosecute such contest with reasonable diligence, Agent may apply the money so deposited in payment of such taxes. If a Credit Party fails to pay any such taxes affecting a Credit Party and in the absence of any such contest by such Credit Party, Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Agent shall constitute Loans hereunder, shall be payable by such Credit Party to Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(i) Intellectual Property. Each Credit Party shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect on such Credit Party.

(j) Checking Accounts and Cash Management Services and Interest Rate Agreements. On or before July 24, 2008, each Borrower shall maintain its general checking/controlled disbursement account with Fifth Third Bank. Normal charges shall be assessed thereon. In addition, each Borrower shall enter into agreements with Fifth Third Bank for standard cash management services not later than July 24, 2008. Each Borrower shall be responsible for all normal charges assessed thereon. Other than the Payroll Account (and with respect to the Payroll Account, Credit Parties agree that aggregate funds from time to time maintained on deposit therein may never exceed the amount needed to fund one payroll cycle) and the Raymond James Account (and with respect to the Raymond James Account, Credit Parties agree that if funds from time to time maintained on deposit therein ever exceed $10,000, then not later than the close of the next Business Day, Credit Parties shall transfer by wire into the Lock Box Account from the Raymond James Account an amount sufficient to cause the balance of the Raymond James Account not to exceed $10,000), each Credit Party shall cause Fifth Third Bank to have sole dominion and control over each deposit account or securities account of a Credit Party (collectively, the “Pledged Accounts”); provided, however, that if any time a Borrower delivers compliance certificates pursuant to Section 9(c) hereof to the Administrative Agent evidencing that the Leverage Ratio was 1.0 to 1.0 or less as of the last day of any two consecutive fiscal quarters (any such delivery, a “Trigger Event”), then from and after the date of the Trigger Event and until the occurrence of a Control Event (as defined below), such Borrower shall be permitted to make withdrawals from the Pledged Accounts (provided that Fifth Third Bank shall continue to maintain “control” of the Pledged Accounts for purposes of perfecting its security interests). If at any time after a Trigger Event, the Leverage Ratio of any Borrower as at the end of any fiscal quarter is greater than 1.0 to 1.0 (any such event, a “Control Event”), then immediately upon the occurrence of the Control Event, each Credit Party shall cause Fifth Third to again have sole dominion and control over the Pledged Accounts. Borrowers shall maintain, or caused to be maintained, in effect one or more Interest Rate Agreements.

(k) Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control. As required by federal law and the Agent’s, and each Lender’s policies and practices, the Agent and each Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and each Credit Party agrees to provide such information. In addition, and without limiting the foregoing sentence, each Credit Party shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls any Credit Party or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC “), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA “) laws and regulations, as amended.

SECTION 13. NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Credit Parties obtain Requisite Lenders prior written consent waiving or modifying any of Credit Parties’ covenants hereunder in any specific instance, each Credit Party agrees as follows:

(a) Guaranties. No Credit Party shall assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, except pursuant to the Loans, the Subordinated Loan Documents and the indebtedness described on Schedule 11(n) attached hereto and except with respect to other unsecured obligations not exceeding $500,000 at any time in the aggregate.

(b) Indebtedness. No Credit Party shall create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money other than the Loans, except that a Credit Party may (i) borrow money from a Person other than Agent and Lenders on an unsecured and subordinated basis if a subordination agreement in favor of Agent and Lenders and in form and substance satisfactory to Agent (in its sole discretion) is executed and delivered to Agent relative thereto; (ii) maintain its present indebtedness listed on Schedule 11(n) hereto so long as if such indebtedness is presently unsecured or subordinated to the Loans, such indebtedness remains unsecured or subordinated to the Loans; (iii) incur unsecured indebtedness to trade creditors in the ordinary course of business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with Capital Expenditures permitted pursuant to subsection 14(c) hereof; (v) incur operating lease obligations requiring payments not to exceed $3,000,000 in the aggregate during any Fiscal Year of Credit Parties; and (vi) borrow money pursuant to the Subordinated Loan Documents so long as the Subordination Agreements with respect to such documents remain in effect.

(c) Liens. No Credit Party shall grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

(d) Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business. No Credit Party shall (i) enter into any merger or consolidation pursuant to a Permitted Acquisition unless the Credit Party is the surviving entity; (ii) change its state of organization or enter into any transaction which has the effect of changing its state of organization; (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business; (iv) purchase the stock, other equity interests or all or a material portion of the assets of any Person or division of such Person other than pursuant to a Permitted Acquisition or the Target Acquisition; or (v) enter into any other transaction outside the ordinary course of such Credit Party’s business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its stock or any other equity interest, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest. No Credit Party will, and each Credit Party will not permit any other Credit Party, to transfer any assets of a Credit Party to an Inactive Subsidiary. No Credit Party shall enter into any joint ventures or partnerships with any other Person and no Credit Party shall form any Subsidiary after the date hereof unless (a) such Subsidiary is organized under the laws of a State of the United States of America, (b) such Subsidiary executes a joinder and assumption agreement as a Credit Party and becomes a party to this Agreement and Other Agreements as Agent shall determine in its Permitted Discretion, (c) the equity interests of such Subsidiary are pledged to Agent, for its benefit and the benefit of the Lenders, (d) Agent receives such documents and information as Agent deems necessary or desirable in its Permitted Discretion to evidence the validity and enforceability of this Agreement and the Other Agreements against such Person and the perfection of the liens and security interests in favor of Agent, for itself and for the benefit of the Lenders, on the assets of such Credit Party, and (e) such Subsidiary has been formed pursuant to a Permitted Acquisition.

(e) Dividends and Distributions; Other Payments. No Credit Party shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if such Credit Party is a corporation) or on account of any equity interest in such Credit Party (if such Credit Party is a partnership, limited liability company or other type of entity) other than the declaration by OMNI of a dividend from time to time with respect to its issued and outstanding preferred equity shares that is payable through the issuance and distribution of additional equity shares in OMNI and not in cash; provided that if (i) no Event of Default, or event which, with the passage of time or giving of notice, may become an Event of Default, shall have occurred and remain outstanding on the date of paying a Cash Dividend Payment (as defined below), or would be created thereby, (ii) giving effect to a Cash Dividend Payment, Borrowers would have had Excess Availability of not less than $5,000,000 for each calendar day during the thirty-day period ending on (and including) the date such Cash Dividend Payment would be made, (iii) after giving effect to a proposed Cash Dividend Payment as though made during the most recently ended measurement period under Section 14 hereof, Borrowers would be in pro forma compliance with the financial covenants set forth in Section 14 hereof as of such measurement period, and (iv) no proceeds of any existing or future indebtedness of a Credit Party (including, without limitation, any of the Liabilities) will be used to pay a Cash Dividend Payment, then OMNI may make cash dividend payments on its issued and outstanding preferred equity shares in accordance with the current terms of such preferred equity shares (each being a “Cash Dividend Payment”). No Credit Party may make any payment on any Subordinated Loan irrespective of the obligation of Credit Parties under the Subordinated Loan Documents, provided that (A) with respect to the payment of regularly scheduled interest payments due on the Subordinated Loans, if no Event of Default or event which with the giving of notice or the passage of time may become an Event of Default shall have occurred and remain outstanding on the date of the making of such payment, or would be created thereby, then Credit Parties may make regularly scheduled payments of interest on the Subordinated Loans expressly permitted under the Subordination Agreements and (B) with respect to the payment of regularly scheduled principal payments due on the Subordinated Loans, if (i) no Event of Default or event which with the giving of notice or the passage of time may become an Event of Default shall have occurred and remain outstanding on the date of the making of such payment, or would be created thereby, (ii) even giving effect to such payment, Borrowers would have had Excess Availability of not less than $5,000,000 for each calendar day during the thirty-day period on (and including) the date the payment would be made, and (iii) after giving effect to each proposed payment as though made during the most recently ended measurement period under Section 14 hereof, Borrowers would be in pro forma compliance with the financial covenants set forth in Section 14 hereof as of such measurement period, then Credit Parties may make regularly scheduled payments of principal (but not prepayments) on the Subordinated Loans that are expressly permitted under the applicable Subordination Agreement.

(f) Investments; Loans. No Credit Party shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than pursuant to a Permitted Acquisition or the Target Acquisition, direct obligations of the United States, obligations insured by the Federal Deposit Insurance Corporation and obligations unconditionally guaranteed by the United States; nor shall a Credit Party lend or otherwise advance funds to any Person except for advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business and loans to employees not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate outstanding for all Persons at any one time.

(g) Fundamental Changes, Line of Business. No Credit Party shall amend its organizational documents or change its Fiscal Year or enter into a new line of business materially different from such Credit Party’s current business unless (i) such actions would not have a Material Adverse Effect on such Credit Party; (ii) such actions would not affect the obligations of such Credit Party to Agent or Lenders; (iii) such actions would not affect the interpretation of any of the terms of this Agreement or the Other Agreements; (iv) such actions would not affect Agent’s liens or security interests in the equity interests of any Credit Party or cause such equity interests (unless the affected Credit Party is a currently formed as a corporation and the certificates evidencing the equity interests in such corporate Credit Party have been delivered to Agent with appropriate transfer powers) to be classified as “securities” under Article 8 of the Uniform Commercial Code; and (v) Agent has received ten (10) days prior written notice of such amendment or change. No Inactive Subsidiary may commence business operations, incur or be liable for any indebtedness or other liabilities or own or acquire assets, in each case, without Agent’s express, prior and written consent.

(h) Equipment and Inventory. No Credit Party shall (i) permit any Equipment or Inventory to become a Fixture to real property unless such real property is owned by such Credit Party and is unencumbered, or if such real property is leased, is subject to a landlord’s agreement in favor of Agent on terms acceptable to Agent unless otherwise expressly provided under the Post Closing Letter or unless the value of the Collateral at all locations that Agent has not received a landlord’s agreement for does not exceed $200,000 in the aggregate (provided that Credit Parties shall have first provided (and thereafter, shall provide as Agent may request from time to time) such information verifying the aggregate value of Collateral at a Credit Party’s leased location as is satisfactory to Agent), or (ii) permit any Equipment or Inventory to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Agent.

(i) Affiliate Transactions. Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, no Credit Party shall conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Credit Party than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate and that satisfy the other terms and provisions of this Agreement; provided, however, no Credit Party may conduct, permit or suffer to be conducted transactions with any Inactive Subsidiary.

(j) Settling of Accounts. Each Credit Party shall not settle or adjust any Account identified by such Credit Party as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Agent, provided, that following the occurrence and during the continuance of an Event of Default, such Credit Party shall not settle or adjust any other Account over $100,000 without the consent of Agent.

(k) Subordinated Loans. No Borrower shall, nor shall it permit any Subsidiary to, amend or modify any of the terms or conditions of any Subordinated Loan Document so as to increase the principal amount thereof, increase the interest rate or default rate thereon, change the definition of “make-whole amount” (or any like term therein) to increase the amount payable in connection therewith, shorten the final maturity thereof or advance the date of any required prepayment or repayment thereof or of any interest payment thereon, make more restrictive or add any event of default or covenant, change any of the subordination provisions thereof or any provisions thereof restricting changes in this Agreement and the Other Agreements (including without limitation the definitions of “Senior Debt” or “Senior Debt Documents” or any like term therein). No Credit Party shall pay any principal or interest in respect of any Subordinated Loan after and during the continuation of any Event of Default under Section 15(a) hereof.

(l) Restriction on Real Estate. OMNI shall not lease all or any part of the Headquarters Property.

(m) Limitation on Restrictions. No Credit Party shall, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Credit Party to (a) encumber or pledge any of its assets to or for the benefit of the Agent or (b) guaranty the Liabilities.

(n) Industrial Lift Restrictions. Industrial Lift Truck & Equipment Co., Inc. shall not purchase any goods or services from CIM Industrial Machinery, Inc., JLG Industries, Inc. and its affiliates, Pettibone/Traverse Lift, L.L.C. and Mitsui Machinery Distribution, Inc. (each a “Secured Vendor”); provided that, this restriction shall not apply to purchases from a Secured Vendor after such date that all UCC financing statements filed and existing of record as of the date hereof listing such Secured Vendor as “secured party” and Industrial Lift Truck & Equipment Co., Inc. as “debtor” have been terminated or after such date that the collateral descriptions in such financing statements have been modified in a manner acceptable to the Agent in its Permitted Discretion.

SECTION 14. FINANCIAL COVENANTS.

Each Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a) Leverage. Borrowers shall not permit the Leverage Ratio to exceed 2.50.

(b) Fixed Charge Coverage. Borrowers shall not permit the Fixed Charge Coverage Ratio calculated for each twelve (12) month period ending on March 31st, June 30th, September 30th or December 31st of each Fiscal Year (commencing with December 31, 2006) to be less than 1.25 to 1.0.

(c) Capital Expenditure Limitations. Borrowers and their Subsidiaries shall not make any Capital Expenditures, other than Capital Expenditures made in connection with a Permitted Acquisition or the Target Acquisition, if, after giving effect to such Capital Expenditures, the aggregate cost of all Capital Expenditures would exceed (i) Three Million Dollars ($3,000,000) during the Credit Parties’ fiscal quarter ending on or about March 31, 2008, (ii) Seven Million Five Hundred Thousand Dollars ($7,500,000) during the three consecutive fiscal quarters of the Credit Parties beginning on or about April 1, 2008 and ending on or about December 31, 2008, and (iii) Ten Million Dollars ($10,000,000) during any Fiscal Year thereafter.

SECTION 15. DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Credit Parties hereunder:

(a) Payment. The failure of any Credit Party to pay when due, declared due, or demanded by Agent, at the request of the Requisite Lenders, any of the Liabilities.

(b) Breach of this Agreement and the Other Agreements. The failure of any Credit Party to perform, keep or observe any other covenants, conditions, promises, agreements or obligations of such Credit Party (not covered elsewhere under this Section 15) under this Agreement or any of the Other Agreements; provided that any such failure by a Credit Party under subsection 12(c) or 12(i) of this Agreement shall not constitute an Event of Default hereunder until the thirtieth (30th) day following the occurrence thereof.

(c) Breaches of Other Obligations. The failure of any Credit Party to perform, keep or observe (after expiration of any applicable notice and cure period) any of the covenants, conditions, promises, agreements or obligations of such Credit Party (i) under any other agreement with any Person if such failure might have a Material Adverse Effect on such Credit Party or (ii) under the Subordinated Loan Documents, or any Subordinated Loan shall be become due and payable in full before its stated, final maturity date.

(d) Breach of Representations and Warranties. The making or furnishing by any Credit Party, Agent or any Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Credit Party and Agent or any Lender, which is untrue or misleading in any material respect with respect to the representations or warranties made under a subsection not already modified by a materiality qualifier as to its entirety or any portion thereof or in all other cases, in any respect.

(e) Loss of Collateral. The loss, theft, damage or destruction of any of the Collateral, with respect to Collateral that has been insured in accordance with the provisions of this Agreement, in an amount in excess of $10,000,000 and, with respect to all other Collateral, in an amount in excess of $500,000, in each case, the aggregate for all such events during any Fiscal Year as determined in good faith by Lender in its sole discretion, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral. The loss or suspension of any license or qualification of a Credit Party concerning a Credit Party’s ability to handle, use or store explosive devices.

(f) Levy, Seizure or Attachment. The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.

(g) Bankruptcy or Similar Proceedings. The commencement of any proceedings in bankruptcy by or against any Credit Party or for the liquidation or reorganization of any Credit Party, or alleging that such Credit Party is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Credit Party’s debts, whether under the Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Credit Party; provided, however, that if such commencement of proceedings against such Credit Party is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings, though Agent and Lenders shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of any Borrower during such thirty (30) day period or, if earlier, until such proceedings are dismissed.

(h) Appointment of Receiver. The appointment of a receiver or trustee for any Credit Party, for any of the Collateral or for any substantial part of any Credit Party’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Credit Party which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Credit Party is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings, though Agent and Lenders shall have no obligation to make Loans to or issue, or cause to be issued Letters of Credit on behalf of any Borrower during such thirty (30) day period, or, if earlier, until such appointment is revoked or such proceedings are dismissed.

(i) Judgment. The entry of any judgments or orders (other than judgments or orders in the Klug Litigation and the Monosep Litigation) aggregating against any Credit Party to the extent that aggregate claims under such judgments or orders (including, without limitation, any settlement agreements related thereto) that insurance proceeds would not be available for the satisfaction of exceed $625,000 that remains in effect for thirty (30) days after such entry without a stay of enforcement or execution.

(j) Klug Judgment. The entering of any judgments or orders in the Klug Litigation to the extent that the aggregate claims under such judgments or orders (including, without limitation, any settlement agreements related thereto) exceed $1,500,000 (plus any common stock issued by OMNI in connection therewith), or such greater amount as approved by the Agent in its reasonable discretion.

(k) Monosep Judgment. The entering of any judgments or orders in the Monosep Litigation to the extent that the aggregate claims under such judgments or orders (including, without limitation, any settlement agreements related thereto) exceed $4,250,000 in total amount, or such greater amount as approved by the Agent in its reasonable discretion.

(l) Death or Dissolution of Credit Party. The death of any Credit Party who is a natural Person, or of any general partner who is a natural Person of any Credit Party which is a partnership, or any member who is a natural Person of any Credit Party which is a limited liability company or the dissolution of any Credit Party which is a partnership, limited liability company, corporation or other entity.

(m) Default or Revocation of Guaranty. The occurrence of an event of default, after the passage of any applicable grace periods, under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Credit Party to Agent or any Lender pursuant to which such Credit Party has guaranteed to Agent and Lenders the payment of all or any of the Liabilities or has granted Agent a security interest in or lien upon some or all of such Credit Party’s real and/or personal property to secure the payment of all or any of the Liabilities.

(n) Criminal Proceedings. The institution in any court of a criminal proceeding against any Credit Party, or the indictment of any Credit Party for any crime.

(o) Change of Control. Any Person or “group”(as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) that is not a holder of any capital stock of OMNI on the date hereof becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the voting power of all classes of capital stock of OMNI; or the failure of OMNI to own and have voting control of one hundred percent (100%) of the issued and outstanding voting equity interests of each Subsidiary Credit Party on a fully diluted basis.

(p) Material Adverse Change. Any material adverse change in the Collateral, business, property, assets, prospects, operations or condition, financial or otherwise of any Credit Party, as determined by Requisite Lenders in their Permitted Discretion or the occurrence of any event which, in Requisite Lenders’ Permitted Discretion, could have a Material Adverse Effect.

(q) ERISA. Any Borrower or any of its Subsidiaries, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $625,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $625,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Borrower or any of its Subsidiaries, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Borrower or any of its Subsidiaries, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated.

(r) Variance of Fiscal Year 2007 Financial Statements. The audited annual financial statements of Credit Parties for Fiscal Year 2007 reflect any material adverse change with respect to any particular item or on the whole from the results or the corresponding item reflected in the draft copy of the annual financial statements of Credit Parties for Fiscal Year 2007 last reviewed and approved by Agent before the date hereof.

SECTION 16. REMEDIES UPON AN EVENT OF DEFAULT.

(a) Upon the occurrence of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Requisite Lenders, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(b) Upon the occurrence of an Event of Default, Agent may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Agent’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Credit Parties’ premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Agent shall have the right to store the same at any of Credit Parties’ premises without cost to Agent or Lenders. At Agent’s request, Credit Parties shall, at Credit Parties’ expense, assemble the Collateral and make it available to Agent at one or more places to be designated by Agent and reasonably convenient to Agent and such Credit Parties. Each Credit Party recognizes that if such Credit Party fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Agent and Lenders, and agrees that Agent and Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Agent and the applicable Credit Parties, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that the applicable Credit Party is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Agent and Lenders may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Agent of any of the Collateral may be applied by Agent to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Agent toward the payment of such of the Liabilities, whether due or to become due, in the following order: first, to pay any fees, indemnitities and expense reimbursements (including, without limitation, any outstanding protective advances) then due to the Agent, second, ratably in accordance with each Lender’s Pro Rata Share, to pay any fees, indemnities and expense reimbursements then due to the Lenders, third, ratably to pay any interest due in respect of the Loans, fourth, to pay or prepay the principal amount of all Interim Advances and all Disproportionate Advances (provided, however, the applicability of this Section shall not affect a Lender’s obligation to settle from time to time with Agent as required under and in accordance with Section 18 of this Agreement), fifth, ratably in accordance with each Lender’s Pro Rata Share, to pay all other principal amounts then due and payable with respect to the Loans, sixth, to the Agent, in an amount equal to one hundred ten percent (110%) of the undrawn amount of the outstanding Letters of Credit to be held as cash collateral for payment of such Liabilities, seventh, ratably in accordance with each Lender’s Pro Rata Share, to payment of all other Liabilities (excluding any Liabilities arising pursuant to an Interest Rate Agreement secured by this Agreement (collectively, the “Secured Hedge Liabilities”) and excluding any Funds Transfer and Deposit Account Liabilities), eighth, ratably to the payment of all Secured Hedge Liabilities, ninth, ratably to the payment of Funds Transfer and Deposit Account Liabilities, and tenth, to Borrowers or the Person(s) legally entitled thereto provided that if any Liabilities shall not have been indefeasibly paid in full, in cash, any surplus otherwise payable under clause tenth shall continue to be held as Collateral hereunder and shall continue to be subject to the terms and conditions hereof until such Liabilities shall have been indefeasibly paid in full, in cash and such surplus may be used by Agent to pay any such Liabilities which from time to time become due and payable. Borrowers shall remain liable to Agent and Lenders for any deficiencies.

SECTION 17. CONDITIONS PRECEDENT.

The obligation of Agent and Lenders to fund the Term Loans, to fund the initial Revolving Loan, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

(a) Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates, other documents and deliverables set forth on the closing document list prepared in connection with this Agreement (the “Closing Document List”) in each case in form and substance satisfactory to Agent;

(b) Since December 31, 2007, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Credit Party, as determined by Agent or Requisite Lenders in their sole discretion, determined in good faith;

(c) Agent shall have received payment in full of all fees and expenses payable to it by Borrowers or any other Person in connection herewith, on or before disbursement of the initial Loans hereunder;

(d) Agent shall have determined that immediately after giving effect to (A) the making of the initial Loans, including without limitation the Term A Loans and the Revolving Loans, if any, requested to be made on the date hereof, (B) the issuance of the initial Letters of Credit, if any, requested to be made on such date, (C) the payment of all fees due upon such date and (D) the payment or reimbursement by Borrowers of Agent for all closing costs and expenses incurred in connection with the transactions contemplated hereby, Borrowers have Excess Availability of not less than Five Million Dollars ($5,000,000); and

(e) The Credit Parties shall have executed and delivered to Agent all such other documents, instruments and agreements which Agent determines are reasonably necessary to consummate the transactions contemplated hereby.

SECTION 18. SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

On a daily basis (each, a “Settlement Date”), Agent shall provide each Lender with a statement of the outstanding balance of the Liabilities as of the end of the Business Day immediately preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Loans funded by each Lender (whether made directly by such Lender to Borrowers or constituting a settlement by such Lender of a previous Disproportionate Advance made by Agent on behalf of such Lender to Borrowers). If such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date exceeds such Lender’s Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination

Date, then Agent shall, on the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender’s instructions, and if such statement discloses that such Lender’s current balance of the Loans as of the Pre-Settlement Determination Date is less than such Lender’s Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then such Lender shall, on the Settlement Date, transfer, by wire transfer the net amount due to Agent in accordance with Agent’s instructions. In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

(a) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share, subject to any adjustments for any Disproportionate Advances as provided in subsection 2(a), so that Agent shall receive interest on the Disproportionate Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

(b) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the Letter of Credit fee set as provided in subsection 3(a) hereof shall be paid to each Lender in proportion to its Pro Rata Share; and

(c) Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the commitment fees set forth in subsection 4(c)(ii) hereof shall be paid to each Lender in proportion to its Pro Rata Share.

Notwithstanding the foregoing provisions of this Section 18, Agent shall not be obligated to transfer to any Defaulting Lender any payment made by Borrowers to Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to Agent as required in this Agreement.

SECTION 19. JOINT AND SEVERAL LIABILITY.

(a) Notwithstanding anything to the contrary contained herein (subject to the operation of subsection 19(b) hereof), all Liabilities of each Credit Party hereunder shall be joint and several obligations of Credit Parties.

(b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Liabilities of Credit Parties and the liens and security interests granted by Credit Parties to secure the Liabilities, not constitute a “Fraudulent Conveyance”(as defined below). Consequently, Agent, Lenders and Credit Parties agree that if the Liabilities of a Credit Party, or any liens or security interests granted by such Credit Party securing the Liabilities would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Liabilities of such Credit Party and the liens and security interests securing such Liabilities shall be valid and enforceable only to the maximum extent that would not cause such Liabilities or such lien or security interest to constitute a Fraudulent Conveyance, and the Liabilities of such Credit Party and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. § 101, et seq.), as amended (the “Bankruptcy Code”) or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c) Each Credit Party assumes responsibility for keeping itself informed of the financial condition of the each other Credit Party, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Credit Party’s Liabilities and of all other circumstances bearing upon the risk of nonpayment by such other Credit Parties of their Liabilities and each Credit Party agrees that none of Agent or any Lender shall have any duty to advise such Credit Party of information known to Agent or any Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Credit Party, Agent or such Lender, as applicable, shall not be under any obligation to update any such information or to provide any such information to such Credit Party on any subsequent occasion.

(d) Agent and the Lenders are hereby authorized, without notice or demand and without affecting the liability of a Credit Party hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to a Credit Party’s Liabilities or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Credit Party and delivered to Agent or the Lenders; (ii) accept partial payments on a Credit Party’s Liabilities; (iii) take and hold security or collateral for the payment of a Credit Party’s Liabilities hereunder or for the payment of any guaranties of a Credit Party’s Liabilities or other liabilities of a Credit Party and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Credit Party’s Liabilities and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Credit Parties. Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Credit Party or any other source, and such determination shall be binding on such Credit Parties. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Credit Party’s Liabilities as Agent shall determine in its sole discretion without affecting the validity or enforceability of the Liabilities of the other Credit Parties.

(e) Each Credit Party hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Credit Party’s Liabilities from any Credit Party or any guarantor or other action to enforce the same; (ii) the waiver or consent by Agent or any Lender with respect to any provision of any instrument evidencing Credit Parties’ Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Credit Party and delivered to Agent or any Lender; (iii) failure by Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Credit Parties’ Liabilities; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Credit Party or Agent’s or any Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Credit Party as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s or any Lender’s claim(s) for repayment of any of Credit Parties’ Liabilities; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(f) No payment made by or for the account of a Credit Party including, without limitations, (i) a payment made by such Credit Party on behalf of another Credit Party’s Liabilities or (ii) a payment made by any other person under any guaranty, shall entitle such Credit Party, by subrogation or otherwise, to any payment from such other Credit Party or from or out of such other Credit Party’s property, and such Credit Party shall not exercise any right or remedy against such other Credit Party or any property of such other Credit Party by reason of any performance of such Credit Party of its joint and several obligations hereunder.

SECTION 20. AGENT.

(a) Appointment of Agent. (i) Each Lender hereby designates Fifth Third Bank as Agent to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein or pursuant to the express provisions of any of the Other Agreements, Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Other Agreements for the benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees.

(ii) The provisions of this Section 20 are solely for the benefit of Agent and Lenders, and Credit Parties shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party.

(b) Nature of Duties of Agent. Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the Other Agreements. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Other Agreements a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Other Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the Other Agreements except as expressly set forth herein.

(c) Lack of Reliance on Agent. (i) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Agent, each Credit Party and any other Lender in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Agent, each Credit Party and any other Lender, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

(ii) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the Other Agreements or any notes or the financial or other condition of any Credit Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Other Agreements, or the financial condition of any Credit Party, or the existence or possible existence of any Event of Default.

(d) Certain Rights of Agent. Agent shall have the right to request instructions from Requisite Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Agent shall request instructions from Requisite Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Requisite Lenders or all Lenders, as applicable.

(e) Reliance by Agent. Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Other Agreements or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for any Credit Party with respect to matters concerning any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(f) Indemnification of Agent. To the extent Agent is not promptly reimbursed and indemnified by Credit Parties, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Requisite Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this subsection 20(f) shall survive the payment in full of the Liabilities and the termination of this Agreement.

(g) Agent in its Individual Capacity. With respect to the Loans made by it pursuant hereto, Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders,” “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Credit Parties or any Affiliate of Credit Parties as if it were not performing the duties specified herein, and may accept fees and other consideration from Credit Parties for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

(h) Holders of Notes. Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefor.

(i) Successor Agent. (i) Agent may, upon five (5) Business Days’ notice to Lenders and Credit Parties, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this subsection 20(i) ) by giving written notice thereof to Lenders and Credit Parties. Upon any such resignation, Requisite Lenders shall have the right, upon five (5) days’ notice, to appoint a successor Agent. Lenders will inform OMNI about the identity of any successor Agent and permit OMNI to comment on such Person, but notwithstanding the preceding sentence, OMNI shall not have a right to approve or consent to the identity of any such Person in any event (including any circumstance in which OMNI comments include a request that Lenders consider other Persons as the successor Agent) and no Lender shall have any liability or obligation to any Credit Party in connection with any comments so provided. If no successor Agent shall have been so appointed by Requisite Lenders and accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Two Hundred Million and No/100 Dollars ($200,000,000.00).

(ii) Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 20 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

(j) Collateral Matters. (i) Each Lender authorizes and directs Agent to enter into the Other Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Requisite Lenders in accordance with the provisions of this Agreement or the Other Agreements, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Other Agreements which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the Other Agreements.

(ii) Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and (b) not be unreasonably withheld or delayed, execute any release of Agent’s security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement and (y) in connection with the repayment in full of all of the Liabilities by Credit Parties and the termination of all obligations of Agent and Lenders under this Agreement and the Other Agreements; provided, that with the consent of Requisite Lenders, Agent may release its liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent, either in a single transaction or series of related transactions, not to exceed twenty percent (20%) of the book value of all Collateral in any Fiscal Year. Agent shall not be required to execute any such release on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty. In the event of any sale or transfer of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale or transfer.

(iii) Lenders hereby agree that the lien granted to Agent in any property sold or disposed of in accordance with the provisions of the Agreement shall be automatically released; provided, however that Agent’s lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

(iv) To the extent, pursuant to the provisions of this subsection 20(j), Agent’s execution of a release is required to release its lien upon any sale and transfer of Collateral which is consented to in writing by Requisite Lenders or all Lenders, as applicable, and upon at least five (5) business days’ prior written request by Credit Parties, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(v) Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Credit Parties or any other Credit Party or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 20 or in any of the Other Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(vi) Notwithstanding Section 35 hereof, no Lender shall exercise any right of set off or banker’s lien without the prior written consent of Agent.

(k) Actions with Respect to Defaults. In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by Requisite Lenders or all Lenders, as applicable, under this Agreement; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Other Agreement or to realize upon any Collateral, unless instructed to do so by Agent.

(l) Delivery of Information. Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from any Credit Party or any other Credit Party, Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any Other Agreement except (i) as specifically provided in this Agreement or any Other Agreement and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

(m) Demand. Subject to the terms of this Agreement, Agent shall make demand for repayment by Credit Parties of all Liabilities owing by Credit Parties hereunder, during the occurrence of an Event of Default, upon the written request of Requisite Lenders. Agent shall make such demand in such manner as it deems appropriate, in its sole discretion, to effectuate the request of the Requisite Lenders. Nothing contained herein shall limit the discretion of Agent to make or not make Loans, take reserves, to deem certain Accounts and Inventory ineligible, or to exercise any other discretion granted to Agent in this Agreement.

(n) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any event which, with passage of time or giving of notice, could become an Event of Default, except with respect to Events of Default arising as a result of Credit Parties’ failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or Credit Parties describing such Event of Default or event which, with the passage of time or giving of notice, could become an Event of Default, and which identifies such event as a “notice of default”. Upon receipt of any such notice or Agent becoming aware of Credit Parties’ failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, Agent will notify each Lender of such receipt or event.

(o) Designation of Additional Agents. The Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

SECTION 21. ASSIGNABILITY.

(a) General Terms. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations under this Agreement or any Other Agreements without the prior written consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment(s) (which for this purpose includes

Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Loans, or $1,000,000, in the case of any assignment in respect of the Term Loans, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate facilities available hereunder on a non-pro rata basis;

(iii) any assignment of a Revolving Loan Commitment or DD Term Loan Commitment must be approved by the Agent and (so long as no Event of Default has occurred and is continuing), the Borrowers (each such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender with a Revolving Loan Commitment or DD Term Loan Commitment, as applicable (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in the Agent’s then-standard form thereof.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of subsection 4(b)(v) and subsection 4(c)(iii) hereof with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s) of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural person or any Credit Party or any Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in parts A and B of the proviso in the first paragraph of Section 23 hereof that affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of subsection 4(b)(iv) and subsection 4(b)(v) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under subsection 4(b)(v) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) if it were a Lender shall not be entitled to the benefits of subsection 33(a) unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with subsection 33(b) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 22. CREDIT PARTY REPRESENTATIVE.

Each Credit Party irrevocably appoints OMNI as its agent for all purposes relevant to this Agreement and all Other Agreements, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein and therein and all modifications hereto and thereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given, taken or received by all or any Credit Party acting singly, shall be valid and effective if given, taken or received only by OMNI, whether or not any of the other Credit Parties joins therein, and Agent and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of OMNI under this Section 22, provided that nothing in this Section 22 shall limit the effectiveness of, or the right of Agent and the Lenders to require and rely upon, any notice, document, instrument, certificate, acknowledgment, consent, direction, certification, or other action to be delivered by another Credit Party pursuant to this Agreement or the Other Agreements. With respect to any action hereunder, Agent and Lenders may conclusively rely upon, and shall incur no liability to any Credit Party in acting upon, any request or other communication that Agent or any Lender reasonably believes to have been given or made by or on any Credit Party’s behalf, whether or not such Person is listed on the incumbency certificate delivered pursuant to this Agreement. In each such case, each Credit Party hereby waives the right to dispute Agent’s and Lenders’ actions based upon such request or other communication absent manifest error.

SECTION 23. AMENDMENTS.

No amendment or waiver of any provision of this Agreement or any of the Other Agreements, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by Requisite Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that (A) no amendment, waiver or consent affecting the rights or duties of a Lender under this Agreement or any Other Agreement shall in any event be effective, unless in writing and signed by such Lender, do any of the following: (i) increase the Revolving Loan Commitments, Term A Loan Commitments or DD Term Loan Commitments of Lenders or subject such Lender to any additional obligations to extend credit to Borrowers, (ii) reduce the principal of, or interest on, the Loans (other than as expressly permitted herein) or any fees hereunder or (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Loan or any fees hereunder, (B) no amendment, waiver or consent shall, unless in writing and signed by all Lenders with Revolving Loan Exposure, increase the advance rates set forth in subsection 2(a) hereof or shall, unless in writing and signed by all Lenders, do any of the following: (i) change the definition of Pro Rata Shares, or any minimum requirement necessary for Lenders or Requisite Lenders to take any action hereunder, (ii) amend or waive this Section 23, or change the definition of Requisite Lenders or (iii) except in connection with the financing, refinancing, sale or other disposition of any asset of Credit Parties permitted under this Agreement (or to the extent Requisite Lender approval only is required with any such release pursuant to subsection 20(j) hereof), release or subordinate any liens in favor of Agent, for the benefit of Agent and Lenders, on all or substantially all of the Collateral or release all or substantially all of the guarantors from their respective obligations under this Agreement and (C) no amendment, waiver or consent affecting the rights or duties of Agent under this Agreement or any Other Agreement shall in any event be effective, unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, (a) for purposes of voting or consenting to matters with respect to this Agreement and the Other Agreements, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender’s Revolving Loan Commitment, Term A Loan Commitment, and DD Term Loan Commitment shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement and (b) the consent of Credit Parties shall not be required for any amendment, modification or waiver of the provisions of this Section 23.

In the event that any consent, waiver or amendment requiring the agreement of all Lenders as set forth above is agreed to by the Requisite Lenders, but not all Lenders, Agent may, in its sole discretion, cause any non-consenting Lender to assign its rights and obligations under this Agreement and the Other Agreements to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 21 of this Agreement; provided, that (i) no Lender may be required to assign its rights and obligations to a new Lender because such non-consenting Lender is unwilling to increase its own loan commitments, (ii) such new Lender must be willing to consent to the proposed amendment, waiver or consent and (iii) in connection with such assignment, the new Lender pays the assigning Lender an amount equal to the Liabilities owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and an unpaid fees (but not any prepayment fees that are not yet due or payable) to the date of assignment. Such assignment shall occur within thirty (30) days of notice by Agent to such non-consenting Lender of Agent’s intent to cause such non-consenting Lender to assign its interests hereunder. In connection with such proposed assignment, Agent will inform OMNI about the identity of any proposed assignee and permit OMNI to comment on such Person, but notwithstanding the preceding sentence, OMNI shall not have a right to approve or consent to the identity of any such Person in any event (including any circumstance in which OMNI comments include a request that such Lender consider other Persons as assignee) and Agent shall have no liability or obligation to any Credit Party in connection with any comments so provided.

SECTION 24. NONLIABILITY OF AGENT AND LENDERS.

The relationship between Credit Parties, Agent and Lenders shall be solely that of borrower, or guarantor, as the case may be, and lender. Neither Agent nor any Lender shall have any fiduciary responsibilities to Credit Parties. Neither Agent nor any Lender undertakes any responsibility to Credit Parties to review or inform Credit Parties of any matter in connection with any phase of Credit Parties’ business or operations.

SECTION 25. INDEMNIFICATION.

Each Credit Party agrees to defend (with counsel satisfactory to Agent), protect, indemnify and hold harmless Agent and each Lender, each affiliate or subsidiary of Agent and each Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that no Credit Party shall have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Credit Party shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Credit Parties, be added to the Liabilities of Credit Parties and be secured by the Collateral. The provisions of this Section 25 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

SECTION 26. NOTICE.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Agent shall be sent to it at Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, attention: Judy Huls, facsimile number: (513) 534-0875, in the case of a Lender shall be sent to it at the address set forth below its name on the signature page hereto or in the Assignment and Acceptance Agreement and in the case of Borrowers shall be sent to them at their respective principal places of business set forth on Exhibit A hereto or as otherwise directed by Borrowers in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

SECTION 27. CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

This Agreement and the Other Agreements are submitted by Credit Parties to Agent and Lenders for their acceptance or rejection at Agent’s principal place of business as an offer by Borrowers to borrow monies from Agent and Lenders now and from time to time hereafter, and shall not be binding upon Agent or any Lender or become effective until accepted by Agent and Lenders, in writing, at said place of business. If so accepted by Agent and Lenders, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION WITH RESPECT TO SUCH COLLATERAL. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Agent and Lenders to accept this Agreement, each Credit Party irrevocably agrees that, subject to Agent’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. EACH CREDIT PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON CREDIT PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT (AND AGENT AGREES TO SEND CONCURRENTLY THEREWITH A COPY OF SUCH SERVICE OF PROCESS VIA OVERNIGHT MAIL USING FEDEX, UPS, THE UNITED STATES POSTAL SERVICE OR ANOTHER NATIONAL CARRIER) AND SERVICE OF PROCESS SO MADE SHALL BE COMPLETE UPON RECEIPT OF SUCH SERVICE OF PROCESS SENT VIA CERTIFIED OR REGISTERED MAIL OR SENT VIA OVERNIGHT MAIL (AS DETERMINED BY THE RECORDS OF SUCH OVERNIGHT CARRIER), WHICHEVER OCCURS FIRST. EACH CREDIT PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH CREDIT PARTY BY AGENT OR LENDERS IN ACCORDANCE WITH THIS SECTION.

SECTION 28. HEADINGS OF SUBDIVISIONS.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

SECTION 29. POWER OF ATTORNEY.

Each Credit Party acknowledges and agrees that its appointment of Agent as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

SECTION 30. CONFIDENTIALITY.

Each Credit Party, Agent and each Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to such Credit Party which is (i) furnished by such Credit Party to Agent or any Lender (or to any affiliate of Agent or any Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Agent and such Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to such Credit Party may be distributed by such party to such party’s directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, to Agent and any other Lender and upon the order of a court or other governmental agency having jurisdiction over Agent or such Lender or such affiliate, to any other party. In addition such information and other credit information may be distributed by Agent or any Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein. Each Credit Party, Agent and each Lender further agree that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, each Credit Party hereby consents to Agent publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

SECTION 31. COUNTERPARTS.

This Agreement, any of the Other Agreements and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

SECTION 32. ELECTRONIC SUBMISSIONS.

Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements (other than requests for Loans pursuant to Section 2 hereof and conversions pursuant to Section 4(b) hereof), be submitted to Agent in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Agent, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Agent (which approval has not been revoked or modified by Agent) and sent to Credit Parties in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

SECTION 33. WITHHOLDING TAXES.

(a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 33(b) hereof, each payment by the Borrowers or any other Credit Party under this Agreement or the Other Agreements shall be made without deduction or withholding for or on account of any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income of such Lender or Agent, respectively, by the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a lending office or any political subdivision thereof. Except as provided in the immediately following sentence, if any such deduction or withholding is so required, the Borrowers shall make the withholding, pay the amount deducted or withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Agent (as the case may be) would have received had such withholding not been made. If any such deduction or withholding is so required in respect of taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income of a Lender or Agent, by the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a lending office or any political subdivision thereof, the Borrowers shall make the withholding, pay the amount deducted or withheld to the appropriate governmental authority before the penalties attach thereto or interest accrues thereon and the payment of such taxes by the Borrowers shall be deemed to be a payment of the Borrowers’ obligations under this Agreement and shall reduce the amount of payments otherwise due hereunder. If the Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrowers shall reimburse the Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrowers pay any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

(b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Agent on or before the date the initial Loans are made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to this Agreement and the Other Agreements and the Liabilities) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to this Agreement and the Other Agreements and the Liabilities) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code)

of any Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrowers and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrowers in a written notice, directly or through the Agent, to such Lender, (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to this Agreement and the Other Agreements and the Liabilities and (iii) as may be required to place Borrower on notice of a change in Lender’s status as a foreign entity not subject to deductions or withholdings for or on account of any and all present or future taxes, levies, imposts, deductions, charges or withholdings. Upon the request of the Borrowers or the Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Agent a certificate to the effect that it is such a United States person.

(c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrowers or the Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 33 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrowers and Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

SECTION 34. CONSTRUCTION.

The parties acknowledge and agree that this Agreement and the Other Agreements shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the Other Agreements. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Other Agreements, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Other Agreements.

SECTION 35. SHARING SET-OFFS AND OTHER PAYMENTS RECEIVED.

(a) Sharing of Set-Off and Other Agreements. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or any of the reimbursement obligations under Section 3 hereof in excess of its ratable share of payments on all such Liabilities then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans, reimbursement obligations under Section 3 hereof, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by the issuer of such Letter of Credit in connection with reimbursement obligations under Section 3 hereof in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the issuer of such Letter of Credit as a Lender hereunder.

(b) Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, but subject to Section 20(j)(vi) hereof, upon the occurrence of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of any Borrower, whether or not matured, against and on account of the Liabilities of the Borrowers to that Lender including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, irrespective of whether or not (a) that Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other Liabilities shall have become due and payable hereunder and although said Liabilities, or any of them, may be contingent or unmatured.

SECTION 36. WAIVER OF JURY TRIAL; OTHER WAIVERS.

(a) EACH CREDIT PARTY, AGENT AND EACH LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY A CREDIT PARTY, AGENT OR SUCH LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG ANY CREDIT PARTY, AGENT AND LENDERS. IN NO EVENT SHALL AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b) Each Credit Party hereby waives demand, presentment, protest, notice of nonpayment, notice of intent to accelerate, and notice of acceleration and further waives the benefit of all valuation, appraisal and exemption laws. Each Credit Party consents and agrees that neither Agent nor any Lender shall be under any obligation to marshal any Credit Party’s assets or Agent’s liens and security interests against or in payment of any Liabilities.

(c) Each Credit Party hereby waives the benefit of any law that would otherwise restrict or limit Agent or any Lender or any affiliate of Agent or any Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Agent or any Lender or such affiliate of Agent or any Lender to such Credit Party, including, without limitation any Deposit Account at Agent or any Lender or such affiliate.

(d) EACH CREDIT PARTY HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH CREDIT PARTY WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED THAT IN THE EVENT THAT AGENT SEEKS TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF HELP, AGENT SHALL PROVIDE CREDIT PARTIES WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

(e) Agent’s and/or Lenders’ failure, at any time or times hereafter, to require strict performance by a Credit Party of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or any Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Agent or any Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Credit Parties contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Agent and/or Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of Agent, Requisite Lenders or all Lenders, as required herein, and directed to Credit Parties specifying such suspension or waiver.

SECTION 37. AMENDMENT AND RESTATEMENT.

This Agreement is in amendment, restatement, renewal and extension (but not in novation, extinguishment or satisfaction) of the Existing Agreement as of the date hereof. All liens and security interests securing payment of the obligations under the Existing Loan Documents are hereby collectively renewed, extended, ratified and brought forward as security for the payment and performance of the Liabilities. With respect to matters relating to the period prior to the date hereof, all of the provisions of the Existing Loan Documents are ratified and confirmed and shall remain in full force and effect.

SECTION 38. RELEASE.

EACH CREDIT PARTY BY SIGNING THIS AGREEMENT, EACH HEREBY, JOINTLY AND SEVERALLY, ABSOLUTELY AND UNCONDITIONALLY RELEASES AND FOREVER DISCHARGES AGENT AND EACH LENDER, AND ANY AND ALL PARTICIPANTS, PARENT CORPORATIONS, SUBSIDIARY CORPORATIONS, AFFILIATED CORPORATIONS, INSURERS, INDEMNITORS, SUCCESSORS AND ASSIGNS THEREOF, TOGETHER WITH ALL OF THE PRESENT AND FORMER DIRECTORS, OFFICERS, ATTORNEYS, AGENTS AND EMPLOYEES OF ANY OF THE FOREGOING, FROM ANY AND ALL CLAIMS, DEMANDS OR CAUSES OF ACTION OF ANY KIND, NATURE OR DESCRIPTION, WHETHER ARISING IN LAW OR EQUITY

OR UPON CONTRACT OR TORT OR UNDER ANY STATE OR FEDERAL LAW OR OTHERWISE, WHICH SUCH CREDIT PARTY HAS HAD, NOW HAS OR HAS MADE CLAIM TO HAVE AGAINST ANY SUCH PERSON, OR AGAINST AGENT, LENDERS AND EACH LENDER ARISING UNDER, RELATING TO OR ARISING IN CONNECTION WITH THE EXISTING LOAN DOCUMENTS, AND ANY AND ALL PARTICIPANTS, PARENT CORPORATIONS, SUBSIDIARY CORPORATIONS, AFFILIATED CORPORATIONS, INSURERS, INDEMNITORS, PREDECESSORS-IN-INTEREST, SUCCESSORS AND ASSIGNS THEREOF, TOGETHER WITH ALL OF THE PRESENT AND FORMER DIRECTORS, OFFICERS, ATTORNEYS, AGENTS AND EMPLOYEES OF ANY OF THE FOREGOING, FOR OR BY REASON OF ANY ACT, OMISSION, MATTER, CAUSE OR THING WHATSOEVER ARISING FROM THE BEGINNING OF TIME TO AND INCLUDING THE DATE HEREOF, WHETHER SUCH CLAIMS, DEMANDS AND CAUSES OF ACTION ARE MATURED OR UNMATURED OR KNOWN OR UNKNOWN, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS, DEMANDS OR CAUSES OF ACTION ARISING IN WHOLE OR PART FROM THE NEGLIGENCE OR STRICT LIABILITY OF AGENT, OR ANY LENDER UNDER THE EXISTING LOAN DOCUMENTS OR ANY OTHER RELEASED PARTY. Neither ORIX, nor LaSalle nor any Lender party to the Existing Agreement before the date hereof that is not a Lender party to this Agreement is intended to be a third party beneficiary under this paragraph and may not claim any benefits under this paragraph.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Loan and Security Agreement as of the date first written above.

BORROWERS:

OMNI ENERGY SERVICES CORP.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

CHARLES HOLSTON, INC.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

TRUSSCO, INC.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

OMNI ENERGY SEISMIC SERVICES, L.L.C.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

PREHEAT, INC.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

RIG TOOLS, INC.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

OMNI LABOR CORPORATION

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

OMNI ENERGY TRANSPORTATION CORP.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

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The following Persons are signatories to this Agreement in their capacity as a Credit Party and not as a Borrower.

CREDIT PARTIES:

OMNI ENERGY SERVICES CORP. - - MEXICO

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

TRUSSCO PROPERTIES, L.L.C.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

OMNI AVIATION CORP.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

AMERICAN HELICOPTERS INC.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

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BMJ INDUSTRIAL INVESTMENTS, LLC

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

OMNI PROPERTIES CORP.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

B.E.G. LIQUID MUD SERVICES CORP.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

The execution and delivery of this Agreement by Industrial Lift Truck and Equipment Co., Inc., shall be effective on and after the Target Acquisition.

INDUSTRIAL LIFT TRUCK & EQUIPMENT CO., INC.

By:	/s/ Ronald Mogel
	Name:	Ronald Mogel
	Title:	Senior Vice President and Chief Financial Officer

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Agent and Lender:

FIFTH THIRD BANK, an Ohio banking corporation, as Agent and a Lender

By:	/s/ Loren G. Willet
	Name:	Loren G. Willet
	Title:	Vice President

Address:

Fifth Third Center

38 Fountain Square Plaza

MD 109047

Cincinnati, Ohio 45263

Attention: Loan Syndications/Judy Huls

Revolving Loan Commitment: $25,000,000

Term A Loan Commitment: $50,000,000

DD Term Loan Commitment: $15,000,000

S-5-